CREDIT AGREEMENT,

dated as of June 6, 2006,

among

FERRO CORPORATION

and

CERTAIN OF ITS DESIGNATED SUBSIDIARIES

FROM TIME TO TIME PARTY HERETO,

as the Borrowers,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS

FROM TIME TO TIME PARTY HERETO,

as the Lenders,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

as the Term Loan Administrative Agent,

NATIONAL CITY BANK,

as the Revolving Loan Administrative Agent

and the Collateral Agent,

and

KEYBANK NATIONAL ASSOCIATION,

as the Documentation Agent

CREDIT SUISSE SECURITIES (USA) LLC

and

NATIONAL CITY BANK,

as Joint Lead Arrangers and Joint Bookrunners

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

ARTICLE II

COMMITMENTS, BORROWING AND ISSUANCE PROCEDURES, NOTES AND LETTERS OF CREDIT

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 3.1	Repayments and Prepayments; Application	43
Section 3.2	Interest Provisions	47
Section 3.3	Fees	48

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

ARTICLE V

CONDITIONS TO CREDIT EXTENSIONS

Section 5.1	Initial Credit Extension	59
Section 5.2	All Credit Extensions	63

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

ARTICLE VII

COVENANTS

Section 7.1	Affirmative Covenants	68
Section 7.2	Negative Covenants	74

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1	Listing of Events of Default	81
Section 8.2	Action if Bankruptcy	83
Section 8.3	Action if Other Event of Default	83

ARTICLE IX

THE AGENTS

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1	Waivers, Amendments, etc		89
Section 10.2	Notices; Time		90
Section 10.3	Payment of Costs and Expenses		90
Section 10.4	Indemnification		91
Section 10.5	Survival		92
Section 10.6	Severability		92
Section 10.7	Headings		92
Section 10.8	Execution in Counterparts, Effectiveness, etc		92
Section 10.9	Governing Law; Entire Agreement		93
Section 10.10	Successors and Assigns		93
Section 10.11	Sale and Transfer of Credit Extensions; Participations in Credit Extensions; Notes			93
Section 10.12	Other Transactions		96
Section 10.13	Forum Selection and Consent to Jurisdiction		96
Section 10.14	Waiver of Jury Trial		97
Section 10.15	Patriot Act		97
Section 10.16	Judgment Currency		97
Section 10.17	Confidentiality		98
Section 10.18	Counsel Representation		99
SCHEDULE I	–	Disclosure Schedule
SCHEDULE II	–	Percentages; LIBOR Office; Domestic Office
SCHEDULE III	–	Mortgaged Properties
SCHEDULE IV	–	Foreign Subsidiaries
EXHIBIT A-1	–	Form of Revolving Note
EXHIBIT A-2	–	Form of Term Note
EXHIBIT A-3	–	Form of Swingline Note
EXHIBIT B-1	–	Form of Borrowing Request
EXHIBIT B-2	–	Form of Issuance Request
EXHIBIT C	–	Form of Continuation/Conversion Notice
EXHIBIT D	–	Form of Lender Assignment Agreement
EXHIBIT E	–	Form of Compliance Certificate
EXHIBIT F	–	Form of Subsidiary Guaranty (Domestic)
EXHIBIT G	–	Form of Pledge and Security Agreement
EXHIBIT H-1	–	Form of Designated Borrower Request and Assumption Agreement
EXHIBIT H-2	–	Form of Designated Borrower Notice

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of June 6, 2006, is among FERRO CORPORATION, an Ohio corporation (the “Company”), certain Subsidiaries of the Company from time to time party hereto (each a “Designated Borrower” and together with the Company, each a “Borrower” and collectively the “Borrowers”), the various financial institutions and other Persons from time to time party hereto (the “Lenders”), CREDIT SUISSE, CAYMAN ISLANDS BRANCH (“CS”), as the administrative agent for the Term Loan Lenders (in such capacity, the “Term Loan Administrative Agent”), NATIONAL CITY BANK (“National City”), as the administrative agent for the Revolving Loan Lenders (in such capacity, the “Revolving Loan Administrative Agent”, and together with the Term Loan Administrative Agent, each an Administrative Agent and collectively the “Administrative Agents”) and as the collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and KEYBANK NATIONAL ASSOCIATION as the documentation agent (in such capacity, the “Documentation Agent”).

W I T N E S S E T H:

WHEREAS, the Company intends to refinance (the “Refinancing”) certain existing Indebtedness and pay fees, costs and expenses related hereto and thereto (the foregoing, together with the Refinancing and all other transactions related hereto and thereto, collectively, the “Transaction”);

WHEREAS, the Lenders and the Issuers are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments, make Loans and issue (or participate in) Letters of Credit;

NOW, THEREFORE, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Account” means any account (as that term is defined in Section 9-102 of the UCC) of the Company or any of its Subsidiaries arising from the sale or lease of goods or rendering of services.

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an account, chattel paper, or a general intangible, in each case, as such term is defined under the UCC.

“Administrative Agent” and “Administrative Agents” are defined in the preamble and includes each other Person appointed as a successor Administrative Agent pursuant to Section 9.4.

“Affected Lender” is defined in Section 4.10.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly, (a) to vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable) or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

“Agents” means, collectively, the Administrative Agents and the Collateral Agent.

“Agreement” means, on any date, this Credit Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the higher of (a) the Base Rate in effect on such day; and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Revolving Loan Administrative Agent will give notice promptly to the Company and the Lenders of changes in the Alternate Base Rate; provided that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.

“Alternate Currency” means Euros or Yen, as the case may be.

“Alternate Currency Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Alternate Currency Loans pursuant to clause (a) of Section 2.1.1.

“Alternate Currency Commitment Amount” means, on any date, a maximum amount equal to the Dollar Equivalent of $100,000,000, as such amount may be permanently reduced by Section 2.2.

“Alternate Currency Equivalent” means, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Revolving Loan Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.

“Alternate Currency Loan” means any Revolving Loan denominated in an Alternate Currency.

“Applicant Borrower” is defined in clause (a) of Section 2.9.

“Applicable Commitment Fee Margin” means:

(a) with respect to the Revolving Loan Commitment, the applicable percentage set forth below corresponding to the relevant Index Debt Rating:

	Index Debt Rating	Applicable Commitment Fee
	Moody’s/S&P	Margin for Revolving Loan
		Commitment
Level I	Ba1/BB+	0.250%
Level II	Ba2/BB	0.375%
Level III	Below Ba2/BB	0.500%

For purposes of determining the Applicable Commitment Fee Margin hereunder, (i) if either Moody’s or S&P shall not have in effect an Index Debt Rating (other than by reason of the circumstances referred to in the last sentence hereof), then such Rating Agency shall be deemed to have established a Level III rating, (ii) if the Index Debt Rating shall fall within different Levels, the Applicable Commitment Fee Margin shall be based on the lower of the two ratings and (iii) if the Index Debt Rating shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency. Each change in the Applicable Commitment Fee Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Commitment Fee Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

(b) with respect to the Term Loan Commitment, the applicable percentage set forth below corresponding to the relevant period:

Applicable
Commitment Fee Margin for
Period	Term Loan Commitment
The Closing Date through and including the 90th day thereafter	0.75%
the 91st day thereafter through and including the 180th day thereafter	1.00%
the 181st day thereafter through and including the 270th day thereafter	1.25%
the 271st day thereafter through and including the Term Loan Commitment Termination Date	1.50%

“Applicable Margin” means:

(a) with respect to Term Loans, 2.25% for Base Rate Loans and 3.25% for LIBO Rate Loans; and

(b) with respect to Revolving Loans and Swing Line Loans (other than Swing Line Loans being maintained as Money Market Rate Loans), the applicable percentage set forth below corresponding to the relevant Index Debt Rating:

	Index Debt Rating	Applicable	Applicable
	Moody’s/S&P	Margin for	Margin for
		Base Rate Loans	LIBO Rate Loans
Level I	Ba1/BB+	0.75%	1.75%
Level II	Ba2/BB	1.00%	2.00%
Level III	Ba3/BB-	1.25%	2.25%
Level IV	B1/B+	1.75%	2.75%
Level V	At or below B2/B	2.25%	3.25%

For purposes of determining the Applicable Margin hereunder, (i) if either Moody’s or S&P shall not have in effect an Index Debt Rating (other than by reason of the circumstances referred to in the last sentence hereof), then such Rating Agency shall be deemed to have established a Level IV rating, (ii) if the Index Debt Rating shall fall within different Levels, the Applicable Margin shall be based on the lower of the two ratings and (iii) if the Index Debt Rating shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Margin for Revolving Loans and Swing Line Loans (other than Swing Line Loans being maintained as Money Market Rate Loans) shall be determined by reference to the rating most recently in effect prior to such change or cessation. Notwithstanding the foregoing, until the SEC Filing Date, the Applicable Margins set forth above shall in each case automatically be increased by 0.50%.

“Approved Fund” means any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.

“Authorized Officer” means, relative to any Obligor, those of its officers, general partners, managing members or other authorized person(s) (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agents, the Lenders and the Issuers pursuant to Section 5.1.1.

“Available” means, in respect of any Alternate Currency and any Lender, that such Alternate Currency is, at the relevant time, readily available to such Lender as deposits in the London or other applicable interbank market in the relevant amount and for the relevant term, is freely convertible into Dollars and is freely transferable for the purposes of this Agreement, but if, notwithstanding that each of the foregoing tests is satisfied:

(a) such Alternate Currency is, under the then current legislation or regulations of the country of such Alternate Currency (or under the policy of the central bank of such country) or the F.R.S. Board, not permitted to be used for the purposes of this Agreement;

(b) there is no, or only insignificant, investor demand for the making of advances having an interest period equivalent to that for the LIBO Rate Loan denominated in an Alternate Currency which the Borrowers have requested be made; or

(c) there are policy or other reasons which make it undesirable or impractical for a Lender to make a LIBO Rate Loan denominated in such Alternate Currency available as determined by such Lender in its sole discretion;

then such Alternate Currency may be treated by any Lender as not being Available.

“Base Rate” means, at any time, (a) with respect to Term Loans, the rate of interest then most recently established by CS in New York, New York as its base rate for Dollars loaned in the United States and (b) with respect to Revolving Loans and Swing Line Loans, the rate of interest then most recently established by National City in Cleveland, Ohio as its base rate for Dollars loaned in the United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agents in connection with extensions of credit.

“Base Rate Loan” means a Loan denominated in Dollars bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Borrower” and “Borrowers” are defined in the preamble.

“Borrowing” means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.3.

“Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of a Borrower substantially in the form of Exhibit B-1 hereto.

“Business Day” means: (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and (b)relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause (a) above and (i) on which dealings in the relevant currency are carried on in the London interbank eurodollar market and (ii) in the case of LIBO Rate Loans denominated in an Alternate Currency, on which banks in the country for which such Alternate Currency is the lawful currency are not authorized or required to be closed.

“Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Company and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Collateralize” means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Revolving Loan Administrative Agent on terms satisfactory to the Revolving Loan Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit.

“Cash Equivalent Investment” means, at any time:

(a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;

(b) commercial paper maturing not more than 270 days from the date of issue, which is issued by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s, or (ii) any Lender (or its holding company);

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either (i) any bank organized under the laws of the United States (or any State thereof) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000, or (ii) any Lender; or

(d) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means:

(a) any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), shall become the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of, or enter into contracts or arrangements whereby they will acquire or control, directly or indirectly, Capital Securities or Voting Securities representing 25% or more of the Capital Securities or Voting Securities of the Company on a fully diluted basis;

(b) during any period of up to 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(c) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement or agreements for the sale or disposition by the Company of all or substantially all of the Company’s assets.

“Closing Date” means the date this Agreement becomes effective pursuant to Section 10.8, but in no event shall such date be later than June 29, 2006.

“Closing Date Certificate” means the closing date certificate executed and delivered by an Authorized Officer of the Company in form and substance satisfactory to the Administrative Agents.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Collateral Agent” is defined in the preamble and includes each other Person appointed as the successor Collateral Agent pursuant to Section 9.4.

“Collateral Sharing Agreement” means the Collateral Sharing Agreement, dated as of the Closing Date, among the Obligors, the Collateral Agent and J. P. Morgan Trust Company, National Association, as trustee under the Indentures, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Collections” means all cash, checks, notes, instruments and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds and Tax refunds) of the Company and its Subsidiaries.

“Commitment” means, as the context may require, the Term Loan Commitment, the Revolving Loan Commitment, the Alternate Currency Commitment, the Letter of Credit Commitment or the Swing Line Loan Commitment.

“Commitment Amount” means, as the context may require, the Term Loan Commitment Amount, the Alternate Currency Commitment Amount, the Revolving Loan Commitment Amount, the Letter of Credit Commitment Amount or the Swing Line Loan Commitment Amount.

“Commitment Termination Date” means, as the context may require, the Term Loan Commitment Termination Date or the Revolving Loan Commitment Termination Date.

“Commitment Termination Event” means:

(a) the occurrence of any Event of Default with respect to the Company described in clauses (a) through (d) of Section 8.1.9; or

(b) the occurrence and continuance of any other Event of Default and either:

(i) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3, or

(ii) the giving of notice by the Administrative Agents, acting at the direction of the Required Lenders, to the Company that the Commitments have been terminated.

“Communications” is defined in clause (a) of Section 9.10.

“Company” is defined in the preamble.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Company, substantially in the form of Exhibit E hereto, together with such changes thereto as the Administrative Agents may from time to time request for the purpose of monitoring the Company’s compliance with the financial covenants contained herein.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby. For the avoidance of doubt, “Contingent Liability” shall not include “take-or-pay” obligations for less than twelve months for inventory acquired in the ordinary course of business; provided that such twelve-month limitation shall not apply to “take-or-pay” obligations with respect to natural gas acquired in the ordinary course of business.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Company, substantially in the form of Exhibit C hereto.

“Control Agreement” means an agreement in form and substance satisfactory to the Collateral Agent which provides for the Collateral Agent to have “control” (as defined in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts, or as used in Section 9-104(a) of the UCC, as such term relates to deposit accounts).

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Copyright Pledge and Security Agreement” means any Copyright Security Agreement executed and delivered by any Obligor in substantially the form of Exhibit C to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Credit Extension” means, as the context may require: (a)the making of a Loan by a Lender; or (b) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any existing Letter of Credit, by an Issuer.

“CS” is defined in the preamble.

“Currency” and “Currencies” means Dollars, Euros and Yen.

“Current GAAP Financials” is defined in Section 1.4.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a “deposit account” as that term is defined in Section 9-102(a) of the UCC.

“Designated Borrower” is defined in the preamble.

“Designated Borrower Notice” is defined in clause (a) of Section 2.9.

“Designated Borrower Obligations” means all Obligations of each Designated Borrower.

“Designated Borrower Request and Assumption Agreement” is defined in clause (a) of Section 2.9.

“Disbursement” is defined in Section 2.7.2.

“Disbursement Date” is defined in Section 2.7.2.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Company with the written consent of the Required Lenders.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrowers’ or their Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person in a single transaction or series of transactions.

“Documentation Agent” is defined in the preamble.

“Dollar” and the sign “$” mean lawful money of the United States.

“Dollar Equivalent” means, as of any date of determination, (a) as to any amount denominated in Dollars, such amount in Dollars, and (b) as to any amount denominated in an Alternate Currency, the equivalent amount thereof in Dollars as determined by the Revolving Loan Administrative Agent on the basis of the Spot Rate for the purchase of Dollars with such Alternate Currency.

“Domestic Office” means the office of a Lender designated as its “Domestic Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the applicable Administrative Agent and the Company.

“EBITDA” means, for any applicable period, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum of (i) amounts attributable to amortization, (ii) income tax expense, (iii) Interest Expense, (iv) depreciation of assets, (v) expenses incurred in connection with the Company’s accounting investigations and audit expenses in an aggregate amount not to exceed $10,000,000 for each of the 2005 Fiscal Year and 2006 Fiscal Year, respectively, and (vi) restructuring expenses (including expenses relating to modifications to the Company’s retirement programs) in an aggregate amount not to exceed $30,000,000 in the aggregate for the 2006 and 2007 Fiscal Years.

“Eligible Assignee” means (a) in the case of an assignment of a Term Loan or Term Loan Commitment, any Person (other than an Ineligible Assignee) and (b) in the case of any assignment of the Revolving Loan Commitment, (i) a Revolving Loan Lender or (ii) any other Person (other than an Ineligible Assignee) with the consent of the Company (such consent not to be unreasonably withheld or delayed) unless (A) the assignment is being made to an Affiliate of a Lender or an Approved Fund, (B) the assignment is being made to such Person by the Revolving Loan Administrative Agent during the Primary Syndication (in which case the Revolving Loan Administrative Agent shall consult with the Company prior to any such assignment), or (C) an Event of Default has occurred and is continuing.

“EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

“ESS” is defined in clause (a) of Section 10.11.

“Euro” means the single currency of Participating Member States of the European Union.

“Event of Default” is defined in Section 8.1.

“Excess Cash Flow” means, for any Fiscal Year, the excess (if any), of (a) EBITDA for such Fiscal Year less (b) the sum (for such Fiscal Year) of (i) Interest Expense actually paid in cash by the Company and its Subsidiaries, (ii) scheduled and voluntary principal repayments, to the extent actually made, of Term Loans pursuant to clause (c) of Section 3.1.1, (iii) all income Taxes actually paid in cash by the Company and its Subsidiaries, (iv) Capital Expenditures actually made by the Company and its Subsidiaries and (v) all Restricted Payments actually made by the Company in such Fiscal Year.

“Excluded Property” means the Georgia Property and Niagara Falls Property.

“Exemption Certificate” is defined in clause (e) of Section 4.6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by National City from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the confidential letter, dated March 24, 2006, among the Company, National City, CS and Credit Suisse Securities (USA), LLC.

“Ferro Electronic” means Ferro Electronic Materials Inc., a Delaware corporation.

“Ferro PF” means Ferro Pfanstiehl (Europe) Ltd., a company organized under the laws of England.

“Filing Agent” is defined in Section 5.1.12.

“Filing Statements” is defined in Section 5.1.12.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2006 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Fixed Charge Coverage Ratio” means, as of the close of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of (a) EBITDA (for all such Fiscal Quarters) minus Capital Expenditures made during such Fiscal Quarters to (b) the sum (for all such Fiscal Quarters) of (i) Interest Expense actually paid in cash during such Fiscal Quarters (excluding initial issuance costs paid in connection with Indebtedness incurred in respect of the Obligations), (ii) scheduled principal repayments of Indebtedness (other than Indebtedness issued under the Indentures) actually made during such Fiscal Quarters (including repayments of the Term Loans pursuant to clause (c) of Section 3.1.1), (iii) finance expenses paid in connection with the Permitted Receivables Program during such Fiscal Quarters, and (iv) Restricted Payments made by the Company during such Fiscal Quarters.

“Foreign Pledge Agreement” means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States or a State thereof executed and delivered by the Company or any of its Subsidiaries pursuant to the terms of this Agreement, in form and substance satisfactory to the Collateral Agent, as may be necessary or desirable under the laws of organization or incorporation of a Subsidiary to further protect or perfect the Lien on and security interest in any Collateral (as defined in the Security Agreement).

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“Fronting Fee” is defined in clause (b) of Section 3.3.3.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” means, with respect to the interpretation of all accounting terms used herein and in each other Loan Document, the calculation of all accounting determinations and computations required to be made hereunder or thereunder (including under Section 7.2.4 and in respect of any defined terms used herein or in any other Loan Document), those U.S. generally accepted accounting principles applied in the preparation of the audited consolidated financial statements of the Company for the Fiscal Year ended December 31, 2004.

“Georgia Property” means the Company’s real property located at Meadow Brook Industrial Park in Toccoa, Georgia.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” is defined in clause (i) of Section 10.11.

“Guarantor” means, collectively, the Company and each Subsidiary Guarantor.

“Hazardous Material” means:

(a) any “hazardous substance”, as defined by CERCLA;

(b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; or

(c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Company:

(a) which is of a “going concern” or similar nature (other than in connection with the Company’s 2004 financial statements);

(b) which relates to the limited scope of examination of matters relevant to such financial statement; or

(c) which relates to the treatment or classification of any item in such financial statement and which, if adjusted in the manner deemed appropriate by the Company’s independent public accountants, would have the effect of causing the Company to be in Default.

The foregoing notwithstanding, it shall not be considered an Impermissible Qualification for audited financial statements for the 2005 Fiscal Year:

(i) if the Company receives a disclaimer because the Company’s auditors were not engaged until after the close of the 2005 Fiscal Year and thus were not involved during the 2005 Fiscal Year in reviewing the Company’s internal controls and procedures;

(ii) if the Company receives a qualification or disclaimer because the Company’s auditors were not engaged until after the close of the 2005 Fiscal Year and thus did not observe the Company’s physical inventory for the 2005 Fiscal Year; or

(iii) if the SEC and/or any national securities exchange takes the position, based on clauses (i) or (ii) above, that as a result of such qualification or disclaimer, the Company is not in compliance with SEC filing requirements or the applicable listing standard.

“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person means:

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all Capitalized Lease Liabilities of such Person;

(d) for purposes of Section 8.1.5 only, all other items which, in accordance with GAAP, would be included as liabilities on the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e) net Hedging Obligations of such Person;

(f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g) obligations arising under Synthetic Leases;

(h) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts and other than in connection with any Permitted Receivables Program;

(i) all obligations (other than intercompany obligations) of such Person pursuant to any Permitted Receivables Program;

(j) the stated value, or liquidation value if higher, of all Redeemable Stock of such Person; and

(k) all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, nor obligations in respect of insurance policies or performance or surety bonds which themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same), shall constitute Indebtedness. For the avoidance of doubt and to the extent not previously excluded from Indebtedness, “take-or-pay” obligations for less than twelve months for inventory acquired in the ordinary course of business shall not constitute Indebtedness; provided that such twelve-month limitation shall not apply to “take-or-pay” obligations with respect to natural gas acquired in the ordinary course of business.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Indentures” means, collectively, (a) that certain Indenture, dated as of March 25, 1998, among the Company and J. P. Morgan Trust Company, National Association (successor-in-interest to Chase Manhattan Trust Company, National Association), as trustee (and any successor trustee(s)) and (b) that certain Indenture, dated as of May 1, 1993, among the Company and J. P. Morgan Trust Company, National Association (successor-in-interest to Society National Bank), as trustee (and any successor trustee(s)), in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Index Debt” means senior, unsecured, long-term debentures or other debt securities of the Company that are not guaranteed by any other Person or subject to any other credit support or enhancement.

“Index Debt Rating” means, as of any date of determination, the rating of the Company’s Index Debt, as given by the Rating Agencies in their regular rating reports.

“Ineligible Assignee” means a natural Person, the Company, any Affiliate of the Company or any other Person taking direction from, or working in concert with, the Company or any of the Company’s Affiliates.

“Interest Expense” means, for any applicable period, the aggregate interest expense (both accrued and paid and net of interest income paid during such period to the Company and its Subsidiaries) of the Company and its Subsidiaries for such applicable period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense.

“Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Sections 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the applicable Borrower may select in its relevant notice pursuant to Sections 2.3 or 2.4; provided that:

(a) the Borrowers shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than ten different dates;

(b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(c) no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.

“Investment” means, relative to any Person,

(a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person;

(b) Contingent Liabilities in favor of any other Person; and

(c) any Capital Securities held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“ISP Rules” is defined in Section 10.9.

“Issuance Request” means a Letter of Credit request and certificate duly executed by an Authorized Officer of a Borrower, substantially in the form of Exhibit B-2 hereto.

“Issuer” means National City, in its capacity as Issuer of the Letters of Credit. At the request of National City and with the Company’s consent (not to be unreasonably withheld), another Lender or an Affiliate of National City may issue one or more Letters of Credit hereunder and shall be deemed to be an Issuer.

“Judgment Currency” is defined in Section 10.16.

“Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit D hereto.

“Lenders” is defined in the preamble.

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against either Administrative Agent, any Lender or any Issuer or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

(a) any Hazardous Material on, in, under or affecting all or any portion of any property of the Company or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from the Company’s or any of its Subsidiaries’ or any of their respective predecessors’ properties;

(b) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.12;

(c) any violation or claim of violation by the Company or any of its Subsidiaries of any Environmental Laws; or

(d) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material by the Company or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Company or any of its Subsidiaries.

“Letter of Credit” is defined in Section 2.1.2.

“Letter of Credit Commitment” means the relevant Issuer’s obligation to issue Letters of Credit pursuant to Section 2.1.2.

“Letter of Credit Commitment Amount” means, on any date, a maximum amount equal to the Dollar Equivalent of $50,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit and (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

“Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt outstanding on the last day of such Fiscal Quarter to (b) EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

“LIBO Alternate Rate” means, with respect to any Loan that is denominated in an Alternate Currency, relative to an interest period of one month, that rate of interest determined by the Revolving Loan Administrative Agent by reference to the cost to the Revolving Loan Administrative Agent of obtaining deposits of such Currency from such sources as it may reasonably select. The Revolving Loan Administrative Agent shall determine the LIBO Alternate Rate for each such interest period (which determination shall be conclusive in the absence of manifest error), and will promptly give notice to the Company and the Lenders thereof.

“LIBO Rate” means, relative to any Interest Period:

(a) for LIBO Rate Loans denominated in Dollars, the rate of interest equal to the average of the rates per annum at which Dollar deposits in immediately available funds are offered to the applicable Administrative Agent’s LIBOR Office in the London interbank market as at or about 11:00 a.m. London, England time two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of such Administrative Agent’s LIBO Rate Loan and for a period approximately equal to such Interest Period; and

(b) for LIBO Rate Loans denominated in an Alternate Currency, the rate of interest equal to the average (rounded upward, if necessary, to the next 1/16 of 1%) of the rates per annum determined by the Revolving Loan Administrative Agent as the rate at which such Alternate Currency deposits in immediately available funds are offered to the applicable Administrative Agent’s LIBOR Office (or such other office as may be designated by the Revolving Loan Administrative Agent) to major banks in the offshore interbank market at approximately 11:00 a.m., two Business Days prior to (or on such other date as is customary in the relevant offshore interbank market) the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of the Revolving Loan Administrative Agent’s LIBO Rate Loan and for a period approximately equal to such Interest Period.

“LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period:

(a) if denominated in Dollars or Euros, a rate per annum determined pursuant to the following formula:

LIBO Rate	=	LIBO Rate

(Reserve Adjusted)		1.00 – LIBOR Reserve Percentage

(b) if denominated in Yen, the relevant LIBO Rate or LIBO Alternate Rate, as the case may be, plus any applicable reserve or other funding costs incurred by the Lenders in making such Loan.

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the applicable Administrative Agent on the basis of the LIBOR Reserve Percentage in effect, and the applicable rates furnished to and received by such Administrative Agent, two Business Days before the first day of such Interest Period.

“LIBOR Office” means the office of a Lender designated as its “LIBOR Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Company and the Administrative Agents, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, the Fee Letter, the Collateral Sharing Agreement, each agreement pursuant to which the Collateral Agent is granted a Lien to secure the Obligations, each Subsidiary Guaranty and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Loans” means, as the context may require, a Revolving Loan, an Alternate Currency Loan, a Term Loan or a Swing Line Loan of any type.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or, until the Closing Date, prospects of the Company or the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of any Secured Party under any Loan Document or (c) the ability of any Obligor to perform its Obligations under any Loan Document.

“Material Debt” means the Indebtedness of the Company and its Subsidiaries under the Permitted Receivables Program and the Indentures.

“Material Debt Documents” means collectively, the loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing the terms of any Material Debt, each as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.9.

“Money Market Rate Loan” means a Swing Line Loan denominated in Dollars bearing interest at a rate determined by reference to the Quoted Rate.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means each mortgage, deed of trust, leasehold mortgage, leasehold deed of trust or other agreement executed and delivered by any Obligor in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the requirements of this Agreement, in form and substance reasonably satisfactory to the Collateral Agent, under which a valid, perfected, first priority Lien is granted on the real property and fixtures, or leasehold estate (if applicable), described therein, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“National City” is defined in the preamble.

“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by the Company or any of its Subsidiaries in connection with such Casualty Event in excess of $2,500,000, individually or in the aggregate over the course of a Fiscal Year (net of all reasonable and customary collection expenses thereof), but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first priority Lien permitted by clause (d) of Section 7.2.3 on the property which is the subject of such Casualty Event.

“Net Debt Proceeds” means, with respect to the sale or issuance by the Company or any of its Subsidiaries of any Indebtedness to any other Person after the Closing Date which is not expressly permitted by Section 7.2.2, the excess of (a) the gross cash proceeds actually received by such Person from such sale or issuance, over (b) all customary arranging or underwriting discounts, fees and commissions, and all legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and other customary closing costs and expenses actually incurred in connection with such sale or issuance other than any such fees, discounts, commissions or disbursements paid to Affiliates of the Company or any such Subsidiary in connection therewith.

“Net Disposition Proceeds” means, with respect to any Disposition by the Company, its U.S. Subsidiaries or any Subsidiary Guarantor pursuant to clauses (c) and (f) of Section 7.2.8 and any cash payment received in respect of promissory notes or other non-cash consideration delivered to the Company or such Subsidiary in respect thereof, the excess of (a) the gross cash proceeds received by the Company or such Subsidiary over (b) the sum of (i) all reasonable and customary legal, investment banking, brokerage and accounting fees and expenses incurred in connection with such Disposition, (ii) all taxes actually paid or accrued by the Company to be payable in cash in connection with such Disposition, and (iii) payments made by the Company or such Subsidiary to retire Indebtedness (other than the Credit Extensions) where payment of such Indebtedness is required in connection with such Disposition; provided that if the amount of any accrued taxes pursuant to clause (ii) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Disposition Proceeds.

“Net Equity Proceeds” means, with respect to the sale or issuance after the Closing Date by the Company to any Person of any of its Capital Securities, warrants or options or the exercise of any such warrants or options, the excess of (a) the gross cash proceeds received by the Company from such sale, exercise or issuance, over (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid to Affiliates of the Company in connection therewith; provided that proceeds resulting from sales or issuances of options or the exercise of such options up to $10,000,000 in the aggregate in any Fiscal Year shall not constitute Net Equity Proceeds.

“Net Income” means, for any period, the aggregate of all amounts which would be included as net income on the consolidated financial statements of the Company and its Subsidiaries for such period.

“Niagara Falls Property” means the Company’s real property located at 4511 Hyde Park Blvd., Niagara Falls, NY.

“Non-Excluded Taxes” means any Taxes other than net income and franchise Taxes imposed with respect to any Secured Party by any Governmental Authority under the laws of which such Secured Party is organized or in which it maintains its applicable lending office.

“Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Note” means, as the context may require, a Revolving Note, a Term Note or a Swing Line Note.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrowers and each other Obligor arising under or in connection with a Loan Document, including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans; provided that for purposes of this definition, when the term “Obligations” is used in any agreement pursuant to which the Collateral Agent is granted a Lien to secure the Obligations, the Subsidiary Guaranty (Domestic) and Section 4.11, “Loan Document” shall include each Rate Protection Agreement.

“Obligor” means, as the context may require, the Borrowers and each other Person (other than a Secured Party) obligated under any Loan Document.

“Organic Document” means, relative to any Obligor, as applicable, its articles or certificate of incorporation, regulations, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s Capital Securities.

“Original Currency” is defined in Section 10.16.

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

“Participant” is defined in clause (d) of Section 10.11.

“Participating Member State” means each country so described in any EMU Legislation.

“Patent Security Agreement” means any Patent Security Agreement executed and delivered by any Obligor in substantially the form of Exhibit A to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

“Patriot Act Disclosures” means all documentation and other information which a Lender, if subject to the Patriot Act, is required to provide pursuant to the applicable section of the Patriot Act and which required documentation and information the Administrative Agents reasonably request in order to comply with their ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Company or any corporation, trade or business that is, along with the Company, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, as the context may require, any Lender’s Revolving Loan Percentage or Term Loan Percentage.

“Permitted Acquisition” means an acquisition (whether pursuant to an acquisition of Capital Securities, assets or otherwise) by the Company or any of its Subsidiaries from any Person of a business in which the following conditions are satisfied:

(a) the SEC Filing Date has occurred;

(b) immediately before and after giving effect to such acquisition no Default shall have occurred and be continuing or would result therefrom (including under Section 7.1.8 and Section 7.2.1);

(c) the Company shall have delivered a certificate certifying that before and after giving effect to such acquisition, the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and no Default has occurred and is continuing; and

(d) the Company shall have delivered to the Administrative Agents a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of such acquisition and evidencing compliance with the covenants set forth in Section 7.2.4, such pro forma adjustments being reasonably satisfactory to the Administrative Agents.

“Permitted Receivables Program” means any Disposition by the Company or any of its Subsidiaries consisting of trade receivables and related collateral, credit support and similar rights, pursuant to one or more receivables programs, to a Person who is not a Subsidiary of the Company or is an SPV; provided that:

(a) the consideration to be received by the Company and its Subsidiaries for any such Disposition consists of cash, contributions to capital, a deferred purchase price evidenced by a deferred purchase price note or, with respect to Dispositions to an SPV, a credit against any interest and/or principal amounts outstanding owed by the Company or any such Subsidiary to such SPV;

(b) no Default shall have occurred and be continuing or would result therefrom; and

(c) the aggregate outstanding balance of the Indebtedness in respect of all such programs at any point in time is not in excess of $200,000,000.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Platform” is defined in clause (b) of Section 9.10.

“Pledge and Security Agreement” means the Pledge and Security Agreement executed and delivered by the Company and each U.S. Subsidiary, substantially in the form of Exhibit G hereto, together with any supplemental Foreign Pledge Agreements delivered pursuant to the terms of this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Primary Syndication” means the period commencing on or prior to the Closing Date and ending on the earlier of (a) the date that is 90 days following the Closing Date and (b) the date that the Administrative Agents have declared the primary syndication of the Commitments and Credit Extensions to have ended.

“Prior GAAP Financials” is defined in Section 1.4.

“Proceeds Reduction Percentage” means, at any time of determination, (a) with respect to a mandatory prepayment in respect of Net Equity Proceeds pursuant to clause (d) of Section 3.1.1, (i) 80%, if the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Company to the Administrative Agents was greater than or equal to 3.50:1 and (ii) 50%, if the Leverage Ratio set forth in such Compliance Certificate was less than 3.50:1, and (b) with respect to a mandatory prepayment in respect of Excess Cash Flow pursuant to clause (g) of Section 3.1.1, (i) 50%, if the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Company to the Administrative Agents was greater than or equal to 3.50:1 and (ii) 0%, if the Leverage Ratio set forth in such Compliance Certificate was less than 3.50:1.

“Pro-forma EBITDA” is defined in Section 5.1.7.

“Quarterly Payment Date” means the first day of January, April, July and October, or, if any such day is not a Business Day, the next succeeding Business Day.

“Quoted Rate” is defined in clause (b) of Section 2.3.2.

“Rate Protection Agreement” means, collectively, any agreement with respect to Hedging Obligations entered into by the Company or any Subsidiary under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender.

“Rating Agency” means, as applicable, S&P or Moody’s.

“Redeemable Stock” means with respect to any Person any Capital Securities of such Person that (a) is by its terms subject to mandatory redemption, in whole or in part, pursuant to a sinking fund, scheduled redemption or similar provisions, at any time prior to the Stated Maturity Date for Term Loans; or (b) otherwise is required to be repurchased or retired on a scheduled date or dates, upon the occurrence of any event or circumstance, at the option of the holder or holders thereof, or otherwise, at any time prior to the Stated Maturity Date for Term Loans, other than any such repurchase or retirement occasioned by a “change of control” or similar event; provided that Redeemable Stock shall not include the Series A ESOP Convertible Preferred Stock of the Company.

“Refinancing” is defined in the first recital.

“Refunded Swing Line Loans” is defined in clause (c) of Section 2.3.2.

“Register” and “Registers” are defined in clause (a) of Section 2.8.

“Reimbursement Obligation” is defined in Section 2.7.3.

“Release” means a “release”, as such term is defined in CERCLA.

“Replacement Lender” is defined in Section 4.10.

“Replacement Notice” is defined in Section 4.10.

“Required Lenders” means, at any time, Lenders holding more than 50% of the Total Exposure Amount.

“Required Revolving Lenders” means, at any time, Revolving Loan Lenders holding more than 50% of the Total Revolving Loan Exposure Amount.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Restricted Payment” means (a) the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of the Company or any Subsidiary) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of the Company or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, or (b) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of the Company or any Subsidiary or otherwise.

“Revaluation Date” means, with respect to any Credit Extension denominated in an Alternate Currency, each of the following: (a) in connection with the origination of any new Credit Extension, the Business Day which is the earliest of the date such credit is extended or the date the applicable rate is set; (b) in connection with any extension or conversion or continuation of an existing Loan, the Business Day that is the earlier of the date such Loan is extended, converted or continued, or the date the applicable rate is set; (c) each date a Letter of Credit is issued or renewed pursuant to Section 2.1.2 or amended in such a way as to modify the Letter of Credit Outstandings; (d) the date of any reduction of any of the Revolving Commitment Amount, the Alternate Currency Commitment Amount or the Letter of Credit Commitment Amount pursuant to the terms of Section 2.2; and (e) such additional dates as the Revolving Loan Administrative Agent shall deem necessary. For purposes of determining availability hereunder, the rate of exchange for any Alternate Currency shall be the Spot Rate.

“Revolving Exposure” means, relative to any Revolving Loan Lender, at any time, (a) the Dollar Equivalent of the aggregate outstanding principal amount of all Revolving Loans of such Lender at such time, plus (b) such Lender’s Revolving Loan Percentage of the Dollar Equivalent of the Letter of Credit Outstandings, plus (c) such Lender’s Revolving Loan Percentage of the aggregate principal amount outstanding of all Swing Line Loans at such time.

“Revolving Loan Administrative Agent” is defined in the preamble.

“Revolving Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Revolving Loans pursuant to clause (a) of Section 2.1.1.

“Revolving Loan Commitment Amount” means, on any date, $250,000,000, as such amount may be (a) increased from time to time pursuant to clause (c) of Section 2.1.1 or (b) reduced from time to time pursuant to Section 2.2 .

“Revolving Loan Commitment Termination Date” means the earliest of

(a) June 29, 2006 (if the initial Credit Extension has not occurred on or prior to such date);

(b) the fifth anniversary of the Closing Date;

(c) the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(d) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, the Revolving Loan Commitments shall terminate automatically and without any further action.

“Revolving Loan Lender” is defined in clause (a) of Section 2.1.1.

“Revolving Loan Percentage” means, relative to any Lender, the applicable percentage relating to Revolving Loans set forth opposite its name on Schedule II hereto under the Revolving Loan Commitment column or set forth in a Lender Assignment Agreement under the Revolving Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 10.11. A Lender shall not have any Revolving Loan Commitment if its percentage under the Revolving Loan Commitment column is zero.

“Revolving Loans” is defined in Section 2.1.1.

“Revolving Note” means a promissory note of the Borrowers payable to any Revolving Loan Lender, substantially in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrowers to such Revolving Loan Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“SEC” means the Securities and Exchange Commission.

“SEC Filing Date” means the last date on which the Company files any of its Form 10-Ks and Form 10-Qs for the 2004 and 2005 Fiscal Years and its Form 10-Qs for the 2006 Fiscal Year.

“Secured Parties” means, collectively, the Lenders, the Issuers, the Agents, each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate thereof, each Person to whom an Obligor owes a Secured Obligation (as defined in any Loan Document) and (in each case), each of their respective successors, transferees and assigns.

“Securities Account” means a “securities account” as that term is defined in Section 9-102(a) of the UCC.

“Solvent” means, with respect to any Person and its Subsidiaries on a particular date, that on such date (a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay as such debts and liabilities mature, and (d) such Person and its Subsidiaries on a consolidated basis is not engaged in business or a transaction, and such Person and its Subsidiaries on a consolidated basis is not about to engage in a business or a transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute an unreasonably small capital. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“SPC” is defined in clause (g) of Section 10.11.

“Specified Disposition” means any Disposition of assets (a) which was previously disclosed to the Administrative Agents, (b) a contract for which is entered into within six months after the Closing Date, and (c) the proceeds of which, together with all specified Dispositions, does not exceed $150,000,000.

“Spot Rate” means the rate determined by the Revolving Loan Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (in the applicable time zone) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Revolving Loan Administrative Agent may obtain such spot rate from another financial institution designated by such Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“SPV” means Ferro Finance Corporation, an Ohio corporation, and any other Person that is a Subsidiary of the Company that is a special purpose entity, variable interest entity or other bankruptcy remote entity created for the purpose of facilitating a Permitted Receivables Program.

“Stated Amount” means, on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit.

“Stated Expiry Date” is defined in Section 2.7.

“Stated Maturity Date” means (a) with respect to all Term Loans, the sixth anniversary of the Closing Date and (b) with respect to all Revolving Loans, Alternate Currency Loans and Swing Line Loans, the fifth anniversary of the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered to the Administrative Agents a Subsidiary Guaranty (including by means of a delivery of a supplement thereto).

“Subsidiary Guaranty” means, as applicable, the Subsidiary Guaranty (Domestic) or a Subsidiary Guaranty (Foreign).

“Subsidiary Guaranty (Domestic)” means the subsidiary guaranty executed and delivered by an Authorized Officer of each Subsidiary required to execute it or become a party to it pursuant to the terms of this Agreement, substantially in the form of Exhibit F hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Subsidiary Guaranty (Foreign)” means each subsidiary guaranty executed and delivered by an Authorized Officer of each Subsidiary of a Designated Borrower guaranteeing the Obligations of such Designated Borrower, in form and substance reasonably satisfactory to the Administrative Agents, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Swing Line Lender” means, subject to the terms of this Agreement, National City.

“Swing Line Loan” is defined in clause (b) of Section 2.1.1.

“Swing Line Loan Commitment” is defined in clause (b) of Section 2.1.1.

“Swing Line Loan Commitment Amount” means, on any date, $20,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Swing Line Note” means a promissory note of the Borrowers payable to the Swing Line Lender, in the form of Exhibit A-3 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrowers to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Term Loan Administrative Agent” is defined in the preamble.

“Term Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Term Loans pursuant to clause (a) of Section 2.1.3.

“Term Loan Commitment Amount” means, on any date, $450,000,000.

“Term Loan Commitment Termination Date” means the earliest of:

(a) 364 days following the Closing Date; and

(b) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, the Term Loan Commitments shall terminate automatically and without any further action.

“Term Loan Lender” is defined in Section 2.1.3.

“Term Loan Percentage” means, relative to any Lender, the applicable percentage relating to Term Loans set forth opposite its name on Schedule II hereto under the Term Loan Commitment column or set forth in a Lender Assignment Agreement under the Term Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 10.11. A Lender shall not have any Term Loan Commitment if its percentage under the Term Loan Commitment column is zero.

“Term Loan Repayment Trigger Date” means the earliest of (a) the date on which the Borrower reduces the Term Loan Commitment Amount to zero pursuant to Section 2.2, (b) the date on which the Term Loans are fully drawn hereunder and (c) the Term Loan Commitment Termination Date.

“Term Loans” is defined in clause (a) of Section 2.1.3.

“Term Note” means a promissory note of the Borrowers payable to any Term Loan Lender, substantially in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrowers to such Term Loan Lender resulting from outstanding Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Termination Date” means the date on which all Obligations have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized), all Rate Protection Agreements have been terminated and all Commitments shall have terminated.

“Total Debt” means, on any date, the outstanding principal amount of all Indebtedness of the Company and its Subsidiaries of the type referred to in clause (a) (which, in the case of the Loans, shall be deemed to equal the Dollar Equivalent (determined as of the most recent Revaluation Date) for any Loans denominated in an Alternate Currency, clause (b) (which, in the case of Letter of Credit Outstandings, shall be deemed to equal the Dollar Equivalent (determined as of the most recent Revaluation Date) for any Letter of Credit Outstandings denominated in an Alternate currency, clause (c), clause (g), clause (i) and clause (j), in each case of the definition of “Indebtedness” (exclusive of intercompany Indebtedness between the Company and its Subsidiaries) and any Contingent Liability in respect of any of the foregoing.

“Total Exposure Amount” means, on any date of determination (and without duplication), the Dollar Equivalent (determined as of the most recent Revaluation Date) of the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings and the unfunded amount of the Commitments.

“Total Revolving Loan Exposure Amount” means, on any date of determination (and without duplication), the Dollar Equivalent (determined as of the most recent Revaluation Date) of the outstanding principal amount of all Revolving Loans, the aggregate amount of all Letter of Credit Outstandings and the unfunded amount of the Revolving Loan Commitments.

“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by any Obligor substantially in the form of Exhibit B to the Pledge and Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Transaction” is defined in the first recital.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht, the Kingdom of Netherlands, on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan, a LIBO Rate Loan or a Money Market Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States, a state thereof or the District of Columbia.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“wholly owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by the Company.

“Yen” means Japanese yen, the lawful currency of Japan.

SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule.

SECTION 1.3 Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4 Accounting and Financial Determinations. (a) Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Company and its Subsidiaries, in each case without duplication.

(b) As of any date of determination, for purposes of determining the Fixed Charge Coverage Ratio or Leverage Ratio (and any financial calculations required to be made or included within such ratios, or required for purposes of preparing any Compliance Certificate to be delivered pursuant to the definition of “Permitted Acquisition”), the calculation of such ratios and other financial calculations shall include or exclude, as the case may be, the effect of any assets or businesses that have been acquired or Disposed of by the Company or any of its Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) as of such date of determination, as determined by the Company on a pro forma basis in accordance with GAAP, which determination may include one-time adjustments or reductions in costs, if any, directly attributable to any such permitted Disposition or Permitted Acquisition, as the case may be, in each case (i) calculated in accordance with Regulation S-X of the Securities Act of 1933, as amended from time to time, and any successor statute, for the period of four Fiscal Quarters ended on or immediately prior to the date of determination of any such ratios (without giving effect to any cost-savings or adjustments relating to synergies resulting from a Permitted Acquisition except as the Administrative Agents shall otherwise agree) and (ii) giving effect to any such Permitted Acquisition or permitted Disposition as if it had occurred on the first day of such four Fiscal Quarter period.

(c) If the Company notifies the Administrative Agents that the Company wishes to amend any covenant in Article VII or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if an Administrative Agent notifies the Company that the Required Lenders wish to amend Article VII or any related definition for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders. In the event of any such notification from the Company or the Administrative Agents and until such notice is withdrawn or such covenant is so amended, the Company will furnish to each Lender and the Administrative Agents, in addition to the financial statements required to be furnished pursuant to Section 7.1.1 (the “Current GAAP Financials”), (i) the financial statements described in such Section based upon GAAP as in effect at the time such covenant was agreed to (the “Prior GAAP Financials”) and (ii) a reconciliation between the Prior GAAP Financials and the Current GAAP Financials.

SECTION 1.5 Exchange Rates; Currency Equivalents. The Revolving Loan Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent of Credit Extensions and amounts outstanding hereunder denominated in Alternate Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency for purposes of the Loan Documents shall be such Dollar Equivalent as so determined by the Revolving Loan Administrative Agent. Wherever in this Agreement in connection with a Credit Extension, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Credit Extension is denominated in an Alternate Currency, such amount shall be the relevant Alternate Currency Equivalent of such Dollars, as determined by the Revolving Loan Administrative Agent.

SECTION 1.6 Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts. Each obligation of the Borrowers hereunder to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Credit Extension in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Credit Extension, at the end of the then current Interest Period. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agents may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro. References herein to minimum Dollar amounts and integral multiples stated in Dollars, where they shall also be applicable to Alternate Currency, shall be deemed to refer to approximate Alternative Currency Equivalents.

SECTION 1.7 American Legal Terms. References to any legal term or concept (including without limitation those for any action, remedy, method of judicial proceeding, document, statute, court official, governmental authority or agency) shall in respect of any jurisdiction other than the United States be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

ARTICLE II

COMMITMENTS, BORROWING AND ISSUANCE

PROCEDURES, NOTES AND LETTERS OF CREDIT

SECTION 2.1 Commitments. On the terms and subject to the conditions of this Agreement, the Lenders and the Issuers severally agree to make Credit Extensions as set forth below.

SECTION 2.1.1 Revolving Loan Commitment and Swing Line Loan Commitment. From time to time on any Business Day occurring from and after the Closing Date, but prior to the Revolving Loan Commitment Termination Date:

(a) each Lender that has a Revolving Loan Commitment (referred to as a “Revolving Loan Lender”) agrees that it will make loans (relative to such Lender, its “Revolving Loans”) (i) to the Company, denominated in Dollars and (ii) to any Designated Borrower, denominated in an Alternate Currency, in each case, equal to such Lender’s Revolving Loan Percentage of the Dollar Equivalent (determined as of the most recent Revaluation Date) of the aggregate amount of each Borrowing of the Revolving Loans requested by the applicable Borrower to be made on such day; and

(b) the Swing Line Lender agrees that it will make loans (its “Swing Line Loans”) denominated in Dollars to the Company equal to the principal amount of the Swing Line Loan requested by the Company to be made on such day. The Commitment of the Swing Line Lender described in this clause is herein referred to as its “Swing Line Loan Commitment”.

On the terms and subject to the conditions hereof, the Borrowers may from time to time borrow, prepay and reborrow Revolving Loans and Swing Line Loans. No Revolving Loan Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, (i) the Dollar Equivalent of such Lender’s Revolving Exposure would exceed such Lender’s Revolving Loan Percentage of the then existing Revolving Loan Commitment Amount, (ii) the Dollar Equivalent of the aggregate principal amount of Alternate Currency Loans, together with the Dollar Equivalent of Letters of Credit Outstandings, would exceed the Alternate Currency Commitment Amount, or (iii) the Dollar Equivalent of the aggregate amount of Revolving Loans and Swing Line Loans outstanding together with the Dollar Equivalent of Letters of Credit Outstandings would exceed the Revolving Loan Commitment Amount. Furthermore, the Swing Line Lender shall not be permitted or required to make Swing Line Loans if, after giving effect thereto, (x) the aggregate outstanding principal amount of all Swing Line Loans would exceed the then existing Swing Line Loan Commitment Amount or (y) unless otherwise agreed to by the Swing Line Lender, in its sole discretion, the sum of all Swing Line Loans and Revolving Loans made by the Swing Line Lender plus the Swing Line Lender’s Revolving Loan Percentage of the aggregate amount of Letter of Credit Outstandings would exceed the Swing Line Lender’s Revolving Loan Percentage of the then existing Revolving Loan Commitment Amount.

(c) Increases in Revolving Loan Commitment Amount. At any time that no Default has occurred and is continuing, and prior to the Revolving Loan Commitment Termination Date, the Company may notify the Revolving Loan Administrative Agent that the Company is requesting that, on the terms and subject to the conditions contained in this Agreement, the Lenders and/or other lenders not then a party to this Agreement provide up to an aggregate amount of $50,000,000 in additional Revolving Loan Commitments. Upon receipt of such notice, the Revolving Loan Administrative Agent shall use commercially reasonable efforts to arrange for the Lenders or other Eligible Assignees to provide such additional Commitments. Nothing contained in this Section or otherwise in this Agreement is intended to commit any Lender or any Agent to provide any portion of any such additional Commitments. If and to the extent that any Lenders and/or other lenders agree, in their sole discretion, to provide any such additional Commitments, (i) the Revolving Loan Commitment Amount shall be increased by the amount of the additional Revolving Loan Commitments agreed to be so provided, (ii) the Percentages of the respective Lenders in respect of the increased Revolving Loan Commitment Amount shall be proportionally adjusted (provided, however, that the amount equal to the adjusted Percentage of a Lender in respect of Revolving Loans multiplied by the Revolving Loan Commitment Amount as increased pursuant to clause (i) may not exceed the amount equal to the Percentage of such Lender in respect of Revolving Loans immediately prior to any adjustment made pursuant to this clause (ii) multiplied by the Revolving Loan Commitment Amount immediately prior to the corresponding increase thereof pursuant to clause (ii) without the consent of such Lender) and such adjustment shall be recorded in the Register and (iii) at such time and in such manner as the Company and the Revolving Loan Administrative Agent shall agree (it being understood that the Company and the Revolving Loan Administrative Agent will use commercially reasonable efforts to avoid the prepayment or assignment of any LIBO Rate Loan on a day other than the last day of the Interest Period applicable thereto), the Lenders shall assign and assume outstanding Revolving Loans so as to cause the amounts of such Revolving Loans held by each Lender with a Percentage in excess of zero of the Revolving Loan Commitment to conform to its adjusted Percentage of the Revolving Loan Commitment and (iv) the Company shall execute and deliver any additional Notes, other amendments or modifications to any Loan Document, and any other certificates, consents or legal opinions as the Revolving Loan Administrative Agent may reasonably request.

SECTION 2.1.2 Letter of Credit Commitment. From time to time on any Business Day occurring from the Closing Date but 3 days prior to the Revolving Loan Commitment Termination Date, the relevant Issuer agrees that it will

(a) issue one or more standby letters of credit (relative to such Issuer, its “Letter of Credit”) in Dollars or in an Alternate Currency for the account of any Borrower or any Subsidiary Guarantor in the Stated Amount requested by the applicable Borrower on such day; or

(b) extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder.

No Issuer shall be permitted or required to issue any Letter of Credit if, after giving effect thereto, (i) the Dollar Equivalent (determined as of the most recent Revaluation Date) of the aggregate amount of all Letter of Credit Outstandings would exceed the then existing Letter of Credit Commitment Amount or (ii) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding would exceed the then existing Revolving Loan Commitment Amount.

SECTION 2.1.3 Term Loan Commitment. From time to time on any Business Day occurring from and after the Closing Date, but prior to the Term Loan Commitment Termination Date, each Lender that has a Term Loan Commitment (referred to as a “Term Loan Lender”) agrees that it will make loans (relative to such Lender, its “Term Loans”) in Dollars to the Company equal to such Lender’s Term Loan Percentage of the aggregate amount of the Borrowing of Term Loans requested by the Company to be made on such day. No amounts paid or prepaid with respect to Term Loans may be reborrowed.

SECTION 2.2 Reduction of the Commitment Amounts. The Company may, from time to time on any Business Day occurring after the Closing Date, voluntarily reduce any Commitment Amount on the Business Day so specified by the Company; provided that all such reductions shall require at least three Business Day’s prior notice to the applicable Administrative Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $10,000,000 and in an integral multiple of $1,000,000. Any optional or mandatory reduction of the Revolving Loan Commitment Amount pursuant to the terms of this Agreement which reduces the Revolving Loan Commitment Amount below the sum of (i) the Swing Line Loan Commitment Amount, (ii) the Alternate Currency Commitment Amount and (iii) the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Swing Line Loan Commitment Amount, Alternate Currency Commitment Amount and/or Letter of Credit Commitment Amount (as directed by the Borrowers in a notice to the Revolving Loan Administrative Agent delivered together with the notice of such voluntary reduction in the Revolving Loan Commitment Amount) to an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Swing Line Lender, any Revolving Loan Lender or any Issuer.

SECTION 2.3 Borrowing Procedures. Loans (other than Swing Line Loans) shall be made by the Lenders in accordance with Section 2.3.1, and Swing Line Loans shall be made by the Swing Line Lender in accordance with Section 2.3.2.

SECTION 2.3.1 Borrowing Procedure. In the case of Loans (other than Swing Line Loans), by delivering a Borrowing Request to the Revolving Loan Administrative Agent or the Term Loan Administrative Agent, as applicable, on or before 12:00 noon on a Business Day, the Borrowers may from time to time irrevocably request, on the proposed date of the Borrowing in the case of Base Rate Loans, or on three Business Days’ notice in the case of LIBO Rate Loans denominated in Dollars, and in either case not more than five Business Days’ notice, or on no less than five Business Days’, and no more than ten Business Days’ notice in the case of Alternate Currency Loans, that a Borrowing be made, in the case of LIBO Rate Loans, in a minimum amount of $5,000,000 (or the Dollar Equivalent thereof) and an integral multiple of $1,000,000 (or the Dollar Equivalent thereof), in the case of Base Rate Loans, in a minimum amount of $1,000,000 and an integral multiple of $100,000 or, in either case, in the unused amount of the applicable Commitment; provided that all of the initial Loans shall be made as Base Rate Loans. Notwithstanding the foregoing, any such request for Term Loans shall be in a minimum amount of $10,000,000 and in integral multiples thereof of $10,000,000, or in the unused amount of the Term Loan Commitment. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day and in the Currency specified in such Borrowing Request. In the case of other than Swing Line Loans, on or before 11:00 a.m. on such Business Day each Lender that has a Commitment to make the Loans being requested shall deposit with the applicable Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to the applicable account which each Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, each Administrative Agent shall make such funds available to the applicable Borrower by wire transfer to the account such Borrower shall have specified in its Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

SECTION 2.3.2 Swing Line Loans; Participations, etc.

(a) By telephonic notice to the Swing Line Lender on or before 12:00 noon on a Business Day (promptly confirmed in writing if so requested by the Swing Line Lender), the Borrowers may from time to time irrevocably request that Swing Line Loans be made by the Swing Line Lender in an aggregate minimum principal amount of $500,000 and an integral multiple of $100,000. All Swing Line Loans shall be made as (i) Base Rate Loans and shall not be entitled to be converted into LIBO Rate Loans or (ii) pursuant to clause (b) below, Money Market Rate Loans. The proceeds of each Swing Line Loan shall be made available by the Swing Line Lender to the applicable Borrower by wire transfer to the account such Borrower shall have specified in its notice therefor by the close of business on the Business Day telephonic notice is received by the Swing Line Lender. Upon the making of each Swing Line Loan, and without further action on the part of the Swing Line Lender or any other Person, each Revolving Loan Lender (other than the Swing Line Lender) shall be deemed to have irrevocably purchased, to the extent of its Revolving Loan Percentage, a participation interest in such Swing Line Loan, and such Revolving Loan Lender shall, to the extent of its Revolving Loan Percentage, be responsible for reimbursing within one Business Day the Swing Line Lender for Swing Line Loans which have not been reimbursed by the Company in accordance with the terms of this Agreement.

(b) Whenever the Borrowers propose to request that Swing Line Loans be made as Money Market Rate Loans, prior to submitting such request, the Borrowers shall notify the Revolving Loan Administrative Agent of its intention and request the Revolving Loan Administrative Agent to quote a fixed or floating interest rate (the “Quoted Rate”) to be applicable thereto prior to the proposed maturity thereof (which shall not exceed thirty days). The Revolving Loan Administrative Agent will immediately so notify the Swing Line Lender, and if the Swing Line Lender is agreeable to a particular interest rate for the proposed maturity of such Money Market Rate Loan if such Loan is made on or prior to a specified date, the Revolving Loan Administrative Agent shall quote such interest rate to the Borrowers as the Quoted Rate applicable to such proposed Money Market Rate Loan if made on or before such specified date for a maturity as so proposed by the Borrowers. The Swing Line Lender contemplates that any Quoted Rate will be a rate of interest which reflects a margin corresponding to (i) the sum of (x) the Applicable Margin for Revolving Loans being maintained as LIBO Rate Loans plus (y) the Applicable Commitment Fee Margin for the Revolving Loan Commitments, each as in effect at the time of quotation of any Quoted Rate, over (ii) the then prevailing Federal Funds Rate, commercial paper, call money, overnight repurchase or other commonly quoted interest rate, or the Swing Line Lender’s average fully absorbed cost of short term funds, in each case as selected and determined by the Swing Line Lender. Nothing herein shall be deemed to permit any Lender other than the Swing Line Lender any right of approval with respect to a Quoted Rate.

(c) If (i) any Swing Line Loan shall be outstanding for more than thirty Business Days, (ii) any Swing Line Loan is or will be outstanding on a date when any Borrower requests that a Revolving Loan be made, or (iii) any Default shall occur and be continuing, then each Revolving Loan Lender (other than the Swing Line Lender) irrevocably agrees that it will, at the request of the Swing Line Lender, make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in an amount equal to such Lender’s Revolving Loan Percentage of the aggregate principal amount of all such Swing Line Loans then outstanding (such outstanding Swing Line Loans hereinafter referred to as the “Refunded Swing Line Loans”). On or before 11:00 a.m. on the first Business Day following receipt by each Revolving Loan Lender of a request to make Revolving Loans as provided in the preceding sentence, each Revolving Loan Lender shall deposit in an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans. At the time the Revolving Loan Lenders make the above referenced Revolving Loans the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, Revolving Loans in an amount equal to the Swing Line Lender’s Revolving Loan Percentage of the aggregate principal amount of the Refunded Swing Line Loans. Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Loans pursuant to this clause, the amount so funded shall become an outstanding Revolving Loan and shall no longer be owed as a Swing Line Loan. All interest payable with respect to any Revolving Loans made (or deemed made, in the case of the Swing Line Lender) pursuant to this clause shall be appropriately adjusted to reflect the period of time during which the Swing Line Lender had outstanding Swing Line Loans in respect of which such Revolving Loans were made. Each Revolving Loan Lender’s obligation to make the Revolving Loans referred to in this clause shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Obligor or any Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of any Obligor; (iv) the acceleration or maturity of any Obligations or the termination of any Commitment after the making of any Swing Line Loan; (v) any breach of any Loan Document by any Person; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.4 Continuation and Conversion Elections. By delivering prior telephonic notice to the to the applicable Administrative Agent on or before 10:00 a.m. on a Business Day (such notice to be confirmed in writing within 24 hours thereafter by delivery of a Continuation/Conversion Notice), any Borrower may from time to time irrevocably elect:

(a) on not less than three nor more than five Business Days’ notice, the conversion of any Base Rate Loan into one or more LIBO Rate Loans denominated in Dollars or the continuation of any LIBO Rate Loan denominated in Dollars as a LIBO Rate Loan so denominated; and

(b) on not less than five nor more than ten Business Days’ notice, the continuation of any LIBO Rate Loan denominated in an Alternate Currency as a LIBO Rate Loan denominated in such Alternate Currency;

provided that any portion of any Loan which is continued or converted hereunder shall be in a minimum amount of $1,000,000 and in an integral multiple amount of $1,000,000; and provided further that in the absence of prior notice (which notice may be delivered telephonically followed by written confirmation within 24 hours thereafter by delivery of a Continuation/Conversion Notice) with respect to any LIBO Rate Loan denominated in Dollars at least three Business Days (or, with respect to any LIBO Rate Loan denominated in an Alternate Currency, at least five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan; provided that (i) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (ii) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

SECTION 2.5 Alternate Currency Loans.

(a) If any Borrower requests a Borrowing in an Alternate Currency, or if pursuant to any Continuation/Conversion Notice a Borrower elects to continue any LIBO Rate Loan denominated in an Alternate Currency, the Revolving Loan Administrative Agent shall in the notice given to the Revolving Loan Lenders pursuant to Section 2.3 or Section 2.4, as the case may be, give details of such request or election including, without limitation, as the case may be, the aggregate principal amount of the Borrowing in such Alternate Currency to be made by each Lender pursuant to the terms of this Agreement or the aggregate principal amount of such LIBO Rate Loans to be continued by each Lender pursuant to the terms of this Agreement.

(b) Each Lender shall be treated as having confirmed that the Alternate Currency requested, or elected by the applicable Borrower to be continued, is Available to it unless no later than 9:00 a.m. on the same Business Day of the requested Borrowing or the proposed continuation it shall have notified the Revolving Loan Administrative Agent that such Alternate Currency is not Available.

(c) In the event that the Revolving Loan Administrative Agent has received notification from any of the Lenders that the Alternate Currency requested or elected by the applicable Borrower to be continued is not Available, then the Revolving Loan Administrative Agent shall notify such Borrower and the Lenders no later than 10:00 a.m. on the same Business Day of the proposed Borrowing or proposed continuation.

(d) If the Revolving Loan Administrative Agent notifies a Borrower pursuant to clause (c) above that any of the Lenders has notified the Revolving Loan Administrative Agent that the Alternate Currency requested or elected by such Borrower to be continued or converted is not Available, such notification shall (i) in the case of any Borrowing Request, revoke such Borrowing Request and (ii) in the case of any Continuation/Conversion Notice, such continuation/conversion with respect thereto shall be deemed withdrawn and such Alternate Currency Loans shall be redenominated into Base Rate Loans. The Revolving Loan Administrative Agent will promptly notify the Borrowers and the Lenders of any such redenomination and in such notice by the Revolving Loan Administrative Agent to each Lender the Revolving Loan Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated Alternate Currency Loans as of the Revaluation Date with respect thereto and such Lender’s Percentage thereof.

(e) Notwithstanding anything herein to the contrary, during the existence of an Event of Default, upon the request of the Lenders holding in excess of 50% of the Revolving Loan Commitments, all or any part of any outstanding Alternate Currency Loans shall be redenominated and converted into Base Rate Loans on the last day of the Interest Period with respect to any such Alternate Currency Loans. The Revolving Loan Administrative Agent will promptly notify the applicable Borrowers and the Revolving Loan Lenders of any such redenomination and conversion request.

SECTION 2.6 Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrowers to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, each Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing deposits in the relevant Currency in its LIBOR Office’s interbank eurodollar market. Each Lender may, at its option, make any Loan available to any Designated Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Designated Borrower to repay such Alternate Currency Loan in accordance with the terms of this Agreement.

SECTION 2.7 Issuance Procedures. By delivering to the Revolving Loan Administrative Agent an Issuance Request on or before 12:00 noon on a Business Day, the Borrowers may from time to time irrevocably request on not less than three nor more than ten Business Days’ notice, in the case of an initial issuance of a Letter of Credit and not less than three Business Days’ prior notice, in the case of a request for the extension of the Stated Expiry Date of a standby Letter of Credit (in each case, unless a shorter notice period is agreed to by the relevant Issuer, in its sole discretion), that an Issuer issue, or extend the Stated Expiry Date of, a Letter of Credit in such form as may be requested by the Borrowers and approved by such Issuer, solely for the purposes described in Section 7.1.7. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier to occur of (i) five Business Days’ prior to the Revolving Loan Commitment Termination Date and (ii) (unless otherwise agreed to by an Issuer, in its sole discretion), one year from the date of its issuance; provided that any Letter of Credit may provide for renewal periods of up to one year so long as such renewal periods do not exceed the date set forth in clause (i). Each Issuer will make available to the beneficiary thereof the original of the Letter of Credit which it issues. Notwithstanding the foregoing, all Letters of Credit issued hereunder shall be subject to the customary procedures of the applicable Issuer.

SECTION 2.7.1 Other Lenders Participation. Upon the issuance of each Letter of Credit, and without further action, each Revolving Loan Lender (other than the Issuer) shall be deemed to have irrevocably purchased, to the extent of its Revolving Loan Percentage, a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto), and such Revolving Loan Lender shall, to the extent of its Revolving Loan Percentage, be responsible for reimbursing within one Business Day the Issuer for Reimbursement Obligations which have not been reimbursed by the Borrowers in accordance with Section 2.7.3 of receiving notice from the Issuer for Reimbursement Obligations which have not been reimbursed by the Borrowers in accordance with Section 2.7.3 (with the terms of this Section surviving the termination of this Agreement). In addition, such Revolving Loan Lender shall, to the extent of its Revolving Loan Percentage, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.3 with respect to each Letter of Credit (other than the issuance fees payable to the Issuer of such Letter of Credit pursuant to the last sentence of Section 3.3.3) and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation. To the extent that any Revolving Loan Lender has reimbursed any Issuer for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrowers or otherwise) in respect of such Disbursement.

SECTION 2.7.2 Disbursements. An Issuer will notify the applicable Borrower and the Revolving Loan Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by such Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit and this Agreement, the applicable Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 11:00 a.m. on the Disbursement Date, the applicable Borrower will reimburse the Revolving Loan Administrative Agent, for the account of the applicable Issuer, for all amounts which such Issuer has disbursed under such Letter of Credit, such payments to be made in Dollars (and in the amount which is the Dollar Equivalent of any such payment or disbursement made or denominated in an Alternate Currency) together with interest thereon at a rate per annum equal to the rate per annum then in effect for Base Rate Loans (with the then Applicable Margin for Revolving Loans accruing on such amount) pursuant to Section 3.2 for the period from the Disbursement Date through the date of such reimbursement. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, each Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the applicable Issuer upon each Disbursement of a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is a Borrower or a Subsidiary Guarantor).

SECTION 2.7.3 Reimbursement. The obligation (a “Reimbursement Obligation”) of the Borrowers under Section 2.7.2 to reimburse an Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrowers to reimburse an Issuer, each Revolving Loan Lender’s obligation under Section 2.7.1 to reimburse an Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrowers or such Revolving Loan Lender, as the case may be, may have or have had against such Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in such Issuer’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrowers or such Lender, as the case may be, to commence any proceeding against an Issuer for any wrongful Disbursement made by such Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of such Issuer.

SECTION 2.7.4 Deemed Disbursements. Upon the occurrence and during the continuation of any Default under Section 8.1.9 or upon notification by the Revolving Loan Administrative Agent (acting at the direction of the Required Revolving Loan Lenders) to the Borrowers of its obligations under this Section, following the occurrence and during the continuation of any other Event of Default,

(a) the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to the Borrowers or any other Person, be deemed to have been paid or disbursed by the Issuers of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed); and

(b) the Borrowers shall be immediately obligated to reimburse the Issuers for the amount deemed to have been so paid or disbursed by such Issuers.

Amounts payable by the Borrowers pursuant to this Section shall be deposited in immediately available funds with the Revolving Loan Administrative Agent and held as collateral security for the Reimbursement Obligations. When all Defaults giving rise to the deemed disbursements under this Section have been cured or waived the Revolving Loan Administrative Agent shall return to the Borrowers all amounts then on deposit with the Revolving Loan Administrative Agent pursuant to this Section which have not been applied to the satisfaction of the Reimbursement Obligations.

SECTION 2.7.5 Nature of Reimbursement Obligations. The Borrowers, each other Obligor and, to the extent set forth in Section 2.7.1, each Revolving Loan Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Issuer (except to the extent of its own gross negligence or willful misconduct) shall be responsible for:

(a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

(e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any Issuer or any Revolving Loan Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by an Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon each Obligor and each such Secured Party, and shall not put such Issuer under any resulting liability to any Obligor or any Secured Party, as the case may be.

SECTION 2.8 Registers; Notes. The Registers shall be maintained on the following terms.

(a) The Borrowers hereby designate (i) the Revolving Loan Administrative Agent, in the case of the Revolving Loan Commitments, Alternate Currency Commitments, Swing Line Loan Commitments and Letter of Credit Commitments, and (ii) the Term Loan Administrative Agent, in the case of Term Loan Commitments, to serve as the Borrowers’ agents, solely for the purpose of this clause, to maintain a register (each, a “Register” and collectively, the “Registers”) on which such Administrative Agent will record the applicable Commitment of each Lender, the applicable Loans made by each Lender and each repayment in respect of the principal amount of such Loans, annexed to which the relevant Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to such Administrative Agent pursuant to Section 10.11. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Registers shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agents and the Lenders shall treat each Person in whose name a Loan is registered (or, if applicable, to which a Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Registers only upon delivery to the relevant Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 10.11. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the applicable Register by the relevant Administrative Agent as provided in this Section.

(b) Each Borrower agrees that, upon the request to the Administrative Agents by any Lender, such Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s Percentage of the original applicable Commitment Amount. Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the applicable Administrative Agent in its respective Register, be conclusive and binding on each Obligor absent manifest error; provided that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Obligor.

SECTION 2.9 Designated Borrowers.

(a) The Company may at any time, upon not less than thirty Business Days’ notice from the Company to the Revolving Loan Administrative Agent (or such shorter period as may be agreed by the Revolving Loan Administrative Agent in its sole discretion), designate one or more wholly-owned Subsidiaries organized under the laws of Japan or The Kingdom of the Netherlands (each an “Applicant Borrower”), as a Designated Borrower to receive Alternate Currency Loans hereunder by delivering to the Revolving Loan Administrative Agent (which shall promptly deliver counterparts thereof to each applicable Lender and the other Administrative Agent) a duly executed notice and agreement in substantially the form of Exhibit H-1 (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to become a Designated Borrower the Revolving Loan Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Revolving Loan Administrative Agent, as may be required by the Revolving Loan Administrative Agent or the Required Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. If the Revolving Loan Administrative Agent and the Required Lenders agree that an Applicant Borrower shall be entitled to receive Alternate Currency Loans hereunder, then promptly following receipt of all such documents or information, the Revolving Loan Administrative Agent shall send a notice in substantially the form of Exhibit H-2 (a “Designated Borrower Notice”) to the Company, the other Administrative Agent and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Alternate Currency Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement.

(b) To the extent each Foreign Subsidiary and each Designated Borrower has not already executed a Subsidiary Guaranty and granted and perfected Liens over its assets to secure all of the Obligations, each Designated Borrower will cause each of its Subsidiaries to execute a Subsidiary Guaranty (Foreign) guaranteeing the Obligations of such Designated Borrower and each Designated Borrower will and will cause each of its Subsidiaries to execute any documentation and take all other actions deemed reasonably necessary by the Collateral Agent to secure the Obligations of such Designated Borrower and such Subsidiaries hereunder or under such Subsidiary Guaranty (Foreign), as applicable and grant Liens on such Person’s assets, in a manner and to the extent that a U.S. Subsidiary is required to secure its Obligations under the Subsidiary Guaranty (Domestic) pursuant to the terms hereof and the Subsidiary Guaranty (Domestic) and will otherwise comply with Section 7.1.8.

(c) Each Subsidiary of the Company that becomes a “Designated Borrower” pursuant to this Section hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Alternate Currency Loans made by the Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d) The Company may from time to time, upon not less than thirty Business Days’ notice from the Company to the Revolving Loan Administrative Agent (or such shorter period as may be agreed by the Administrative Agents in their sole discretion), terminate a Designated Borrower’s status as such; provided that there are no outstanding Alternate Currency Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Alternate Currency Loans made to it, as of the effective date of such termination. The Revolving Loan Administrative Agent will promptly notify the other Administrative Agent and the Lenders of any such termination of a Designated Borrower’s status.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1 Repayments and Prepayments; Application. The Borrowers agree that the Loans shall be repaid and prepaid pursuant to the following terms.

SECTION 3.1.1 Repayments and Prepayments. The Borrowers shall repay in full the unpaid principal amount of each Loan upon the applicable Stated Maturity Date therefor. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.

(a) From time to time on any Business Day, the Borrowers may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any:

(i) Loans (other than Swing Line Loans); provided that:

(A) any such prepayment shall be made pro rata among Loans of the same type and denominated in the same Currency, if applicable, having the same Interest Period of all Lenders that have made such Loans, and in the case of Term Loans, applied to the remaining amortization payments in such amounts as the Borrowers shall determine;

(B) no such prepayment of any LIBO Rate Loan may be made on any day other than the last day of the Interest Period for such Loan unless payments required, if any, pursuant to Section 4.4 are made;

(C) all such voluntary prepayments with respect to Term Loans shall be received by the Term Loan Administrative Agent by 12:00 noon at least three but no more than five Business Days’ prior to the date of such repayment; and

(D) all such voluntary partial prepayments shall, in the case of Base Rate Loans, be in an aggregate minimum amount of $1,000,000 and an integral multiple of $100,000, and in the case of LIBO Rate Loans, be in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000; and

(ii) Swing Line Loans; provided that (A) all such voluntary prepayments shall require prior telephonic notice to the Swing Line Lender on or before 1:00 p.m. on the day of such prepayment (such notice to be confirmed in writing within 24 hours thereafter); (B) all such voluntary partial prepayments shall be in an aggregate minimum amount of $500,000 and an integral multiple of $100,000; and (C) no such prepayment of any Money Market Rate Loan may be made on any day other than the maturity date for such Loan unless payments required, if any, pursuant to Section 4.4 are made.

(b) On each date when aggregate Revolving Exposure of all Revolving Loan Lenders exceeds the Revolving Loan Commitment Amount (as it may be reduced from time to time pursuant to this Agreement), the Borrowers shall make a mandatory prepayment of Revolving Loans or Swing Line Loans (or both) and, if necessary, Cash Collateralize all Letter of Credit Outstandings, in an aggregate amount equal to such excess.

(c) Commencing on the first Quarterly Payment Date occurring on and after the Term Loan Repayment Trigger Date and continuing on each Quarterly Payment Date thereafter through and including the fourth Quarterly Payment Date prior to the Stated Maturity Date, the Company shall make a scheduled repayment of the aggregate outstanding principal amount, if any, of all Term Loans in an amount equal to 0.25% of the original principal amount of the Term Loans. The balance thereof shall be due in four equal installments, payable on the three Quarterly Payment Dates preceding the Stated Maturity Date and on the Stated Maturity Date.

(d) Concurrently with the receipt by the Company of any Net Equity Proceeds, the Company shall make, or cause to be made, a mandatory prepayment of the Loans in an amount equal to the product of (i) such Net Equity Proceeds multiplied by (ii) the applicable Proceeds Reduction Percentage, to be applied as set forth in Section 3.1.2.

(e) Concurrently with the receipt by the Company or any Subsidiary of any Net Debt Proceeds, the Company shall make, or cause to be made, a mandatory prepayment of the Loans in an amount equal to 100% of such Net Debt Proceeds, to be applied as set forth in Section 3.1.2;

(f) Within five Business Days receipt of any Net Disposition Proceeds or Net Casualty Proceeds by the Company or any Subsidiary, the Company shall deliver to the Administrative Agents a calculation of the amount of such proceeds and, to the extent the aggregate amount of such proceeds received by the Company and its Subsidiaries in any period of twelve consecutive calendar months since the Closing Date exceeds $2,500,000, the Company shall make, or cause to be made, a mandatory prepayment of the Loans in an amount equal to 100% of such Net Disposition Proceeds or Net Casualty Proceeds; provided that upon written notice by the Company to the Administrative Agents not more than five Business Days following receipt of any Net Disposition Proceeds or Net Casualty Proceeds (so long as no Default has occurred and is continuing), such proceeds may be retained by the Company and its Subsidiaries (and be excluded from the prepayment requirements of this clause) if (i) the Company informs the Administrative Agents in such notice of its good faith intention to apply (or cause one or more of the Subsidiary Guarantors to apply) such Net Disposition Proceeds or Net Casualty Proceeds to the acquisition of other assets or properties in the U.S. or to consummate the restructuring of other assets or properties of the Company and its Subsidiaries located in Europe (in an amount not to exceed $30,000,000 with respect to such assets in Europe), consistent with the businesses permitted to be conducted pursuant to Section 7.2.1 (including by way of merger or Investment), and (ii) within 180 days following the receipt of such Net Disposition Proceeds or Net Casualty Proceeds, such proceeds are applied or committed to such acquisition. The amount of such Net Disposition Proceeds or Net Casualty Proceeds unused or uncommitted after such 180 day period shall be applied to prepay the Loans as set forth in Section 3.1.2. At any time after receipt of any such Net Disposition Proceeds or Net Casualty Proceeds in excess of $5,000,000 but prior to the application thereof to a mandatory prepayment or the acquisition of other assets or properties as described above, upon the request by the Administrative Agents to the Company, the Company shall deposit an amount equal to such Net Disposition Proceeds into a cash collateral account maintained with (and subject to documentation reasonably satisfactory to) the Collateral Agent for the benefit of the Secured Parties (and over which the Collateral Agent shall have a first priority perfected Lien) pending application as a prepayment or to be released as requested by the Company in respect of such acquisition. Amounts deposited in such cash collateral account shall be invested in Cash Equivalent Investments, as directed by the Company. Notwithstanding the foregoing, in the event that the application of Net Disposition Proceeds or Net Casualty Proceeds by any Foreign Subsidiary to repay the Loans as required by this clause would result in a materially increased Tax liability for the Company (as reasonably determined by the Administrative Agents in consultation with the Company), such Foreign Subsidiary shall not be required to apply such Net Disposition Proceeds or such Net Casualty Proceeds to prepay the Loans.

(g) Within 100 days after the close of each Fiscal Year (beginning with the close of the 2006 Fiscal Year), the Company shall make, or cause to be made, a mandatory prepayment of the Loans in an amount equal to the product of (i) Excess Cash Flow (if any) for such Fiscal Year multiplied by (ii) the applicable Proceeds Reduction Percentage, to be applied as set forth in Section 3.1.2; provided that the amount payable for the 2006 Fiscal Year will be calculated by dividing the amount otherwise payable by 365 and then multiplying the result by the actual number of days elapsed from the Closing Date through December 31, 2006.

(h) Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, the Borrowers shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

SECTION 3.1.2 Application. Amounts prepaid pursuant to Section 3.1.1 shall be applied as set forth in this Section.

(a) Subject to clause (b), each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as LIBO Rate Loans.

(b) Each prepayment of the Loans made pursuant to clauses (d), (e), (f) (subject to clause (c) below with respect to those resulting from Net Disposition Proceeds of Dispositions made pursuant to clause (f) of Section 7.2.8) and (g) of Section 3.1.1 shall be applied (i) first, pro rata to a mandatory prepayment of the outstanding principal amount of all Term Loans (with the amount of such prepayment of the Term Loans being applied in inverse order in accordance with the amount of each remaining Term Loan amortization payment), and (ii) second, once all Term Loans have been repaid in full, to the repayment of any outstanding Revolving Loans (without a corresponding reduction to the Revolving Loan Commitment Amount).

(c) Each prepayment of the Loans made pursuant to clause (f) of Section 3.1.1 resulting from Net Disposition Proceeds of Dispositions made pursuant to clause (f) of Section 7.2.8 shall be made at the Company’s discretion to repay either outstanding Revolving Loans or Term Loans. In the event that the Company elects to repay Term Loans, the proceeds shall be applied (i) first, upon the offer to, and acceptance by, the Term Loan Lenders, pro rata to a mandatory prepayment of the outstanding principal amount of all Term Loans (with the amount of such prepayment of the Term Loans being applied in inverse order in accordance with the amount of each remaining Term Loan amortization payment) and (ii) second, subject to waiver of such mandatory prepayment of the Term Loans by the Term Loan Lenders in accordance with clause (d) below, to the repayment of any outstanding Revolving Loans (without a corresponding reduction to the Revolving Loan Commitment Amount) or retained by the Company, at its discretion. The Company shall give prior written notice to the Term Loan Administrative Agent of any mandatory prepayment made in connection with this clause (including the date and an estimate of the aggregate amount of such mandatory prepayment) at least five Business Days prior thereto; provided that the failure to give such notice shall not relieve the Company of its obligations to make such mandatory prepayments.

(d) So long as the Term Loan Administrative Agent has received prior written notice from the Company of a mandatory prepayment that may be waived by the Term Loan Lenders pursuant to the immediately preceding clause (c), the Term Loan Administrative Agent shall provide notice of such mandatory prepayment to the Term Loan Lenders. Unless the Term Loan Administrative Agent shall otherwise so provide, in the event a Term Loan Lender does not notify the Term Loan Administrative Agent in writing of its waiver of the right to receive:

(i) its pro rata share of such mandatory prepayment; and

(ii) its pro rata share (such pro rata share to be based on the percentage obtained by dividing the principal amount of Term Loans held immediately prior to such mandatory prepayment by such Term Loan Lender by the aggregate principal amount of Term Loans held immediately prior to such mandatory prepayments by the Term Loan Lenders that do not waive their right to receive a portion of the mandatory prepayment described in this clause) of any portion (if any) of such mandatory prepayment that may be waived by Term Loan Lenders within two Business Days of the providing of such notice by the Term Loan Administrative Agent, the Term Loan Administrative Agent may assume that such Term Loan Lender will receive its applicable pro rata share of such mandatory prepayment and such portion (if any) of such mandatory prepayment that has actually been waived by the Term Loan Lenders. It is understood and agreed by the Company that, notwithstanding receipt by the Term Loan Administrative Agent of any such mandatory prepayment, the Term Loans shall not be deemed repaid, unless otherwise consented to by the Term Loan Administrative Agent, until five Business Days have elapsed from the delivery to the Term Loan Administrative Agent of the notice described in clause (c) of Section 3.1.2.

SECTION 3.2 Interest Provisions. Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with the terms set forth below.

SECTION 3.2.1 Rates. Subject to Section 2.3.2, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrowers may elect that the Loans comprising a Borrowing accrue interest at a rate per annum:

(a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; provided that Swing Line Loans made as Base Rate Loans shall always accrue interest at the Alternate Base Rate plus the then effective Applicable Margin for Revolving Loans maintained as Base Rate Loans;

(b) on that portion maintained from time to time as a Money Market Rate Loan, equal to the applicable Quoted Rate then in effect for such Loan; and

(c) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) or the LIBO Alternate Rate, as the case may be, applicable to the Currency in which such Loans are denominated for such Interest Period plus the Applicable Margin;

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

SECTION 3.2.2 Post-Default Rates. After the date any Event of Default has occurred and for so long as such Event of Default is continuing, each Borrower, as applicable, shall pay (in the applicable Currency), but only to the extent permitted by law, interest (after as well as before judgment) on all outstanding Obligations at a rate per annum equal to (a) in the case of principal on any Loan, the rate of interest that otherwise would be applicable to such Loan plus 2% per annum; and (b) in the case of overdue interest, fees, and other monetary Obligations, the Alternate Base Rate from time to time in effect, plus the Applicable Margin for Term Loans accruing interest at the Base Rate, plus a margin of 2% per annum.

SECTION 3.2.3 Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a) on the Stated Maturity Date therefor;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Closing Date;

(d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);

(e) with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

(f) with respect to any Money Market Rate Loan, at the end of each month; and

(g) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.3 Fees. The Company agrees to pay the fees set forth below. All such fees shall be non-refundable.

SECTION 3.3.1 Commitment Fees.

(a) The Company agrees to pay to the Revolving Loan Administrative Agent for the account of each Revolving Loan Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of the Borrowers’ inability to satisfy any condition of Article V) commencing on the Closing Date and continuing through the Revolving Loan Commitment Termination Date, a commitment fee in an amount equal to the Applicable Commitment Fee Margin, in each case on such Lender’s Revolving Loan Percentage of the sum of the average daily unused portion of the Revolving Loan Commitment Amount (net of Letter of Credit Outstandings). The making of Swing Line Loans shall not constitute usage of the Revolving Loan Commitment with respect to the calculation of commitment fees to be paid by the Borrowers to the Lenders.

(b) The Company agrees to pay to the Term Loan Administrative Agent for the account of each Term Loan Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of the Borrowers’ inability to satisfy any condition of Article V) commencing on the Closing Date and continuing through the Term Loan Commitment Termination Date, a commitment fee in an amount equal to the Applicable Commitment Fee Margin, in each case on such Lender’s Term Loan Percentage of the sum of the average daily unused portion of the Term Loan Commitment Amount.

All commitment fees payable pursuant to this Section shall be calculated on a year comprised of 360 days and payable by the Company in arrears on the Closing Date and thereafter on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Closing Date, and on the applicable Commitment Termination Date.

SECTION 3.3.2 Administrative Agents’ Fee. The Borrowers agree to pay to each Administrative Agent, for its own account, the fees in the amounts and on the dates set forth in the Fee Letter.

SECTION 3.3.3 Letter of Credit Fees.

(a) The Borrowers agree to pay to the Revolving Loan Administrative Agent, for the pro rata account of the applicable Issuer and each Revolving Loan Lender, a Letter of Credit fee in a per annum amount equal to the then effective Applicable Margin for Revolving Loans maintained as LIBO Rate Loans, multiplied by the Stated Amount of each such Letter of Credit, such fees being payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the Revolving Loan Commitment Termination Date and such fee being paid in the currency in which the applicable Letter of Credit was issued.

(b) The Borrowers agree to pay directly to each Issuer a fee in respect of each Letter of Credit issued by it (a “Fronting Fee”), computed for each day at a rate per annum equal to 0.125% of the Stated Amount of such Letter of Credit issued by such Issuer which is outstanding on such day. Accrued Fronting Fees shall be due and payable on each Quarterly Payment Date and on the Stated Maturity Date for Revolving Loans (to the extent such Letter of Credit remains outstanding).

All Letter of Credit fees payable pursuant to this Section shall be calculated on a year comprised of 360 days.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1 LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrowers and the Administrative Agents, be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agents that the circumstances causing such suspension no longer exist, and (a) all outstanding LIBO Rate Loans denominated in Dollars payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion , and (b) all LIBO Rate Loans denominated in any Alternate Currency shall automatically become due and payable at the end of the then current Interest Periods with respect thereto or sooner, if required by applicable law.

SECTION 4.2 Deposits Unavailable. If either of the Administrative Agents shall have determined that:

(a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or

(b) by reason of circumstances affecting it’s relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans denominated in any Currency;

then, upon notice from such Administrative Agent to the Borrowers and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans denominated in such Currency shall forthwith be suspended until such Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 4.3 Increased LIBO Rate Loan Costs, etc. The Borrowers agree to reimburse each Lender and Issuer for any increase in the cost to such Lender or Issuer of, or any reduction in the amount of any sum receivable by such Secured Party in respect of, such Secured Party’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively. Each affected Secured Party shall promptly notify the applicable Administrative Agent and the Borrowers in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers directly to such Secured Party within five Business Days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

SECTION 4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make any Swing Line Loan as a Money Market Rate Loan or to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of

(a) any (i) conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, or (ii) repayment or prepayment of any Money Market Rate Loan on a date other than the applicable maturity date thereof, in each case whether pursuant to Article III or otherwise;

(b) any Loans not being made as LIBO Rate Loans or Money Market Rate Loans in accordance with the Borrowing Request therefor; or

(c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor;

then, upon the written notice of such Lender to the Borrowers, the Borrowers shall, within five Business Days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

SECTION 4.5 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, or the Letters of Credit participated in, by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Secured Party to the Borrowers, the Borrowers shall within five Business Days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return. A statement of such Secured Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

SECTION 4.6 Taxes. The Company covenants and agrees as follows with respect to Taxes.

(a) Any and all payments by the Borrowers under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made by any Obligor to or on behalf of any Secured Party under any Loan Document, then:

(i) subject to clause (f), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

(ii) the Borrowers shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(b) In addition, the Borrowers shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c) As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Borrowers shall furnish to the Administrative Agents a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes. The Administrative Agents shall make copies thereof available to any Lender upon request therefor.

(d) Subject to clause (f), the Company, shall indemnify each Secured Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Secured Party, the Company shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided that no Secured Party shall be under any obligation to provide any such notice to the Company). In addition, the Company shall indemnify each Secured Party for any incremental Taxes that may become payable by such Secured Party as a result of any failure of the Borrowers to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agents, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Secured Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Secured Party makes written demand therefor. The Borrowers acknowledge that any payment made to any Secured Party or to any Governmental Authority in respect of the indemnification obligations of the Borrowers provided in this clause (d) shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

(e) Each Non-U.S. Lender, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrowers or the Administrative Agents, but only for so long as such non-U.S. Lender is legally entitled to do so), shall deliver to the Company and the applicable Administrative Agent, either (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (referred to as an “Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form.

(f) No Borrower shall be obligated to pay any additional amounts to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrowers the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided that the Borrowers shall be obligated to pay additional amounts to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the Closing Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of the Borrowers or (iii) the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the request of the Borrowers.

SECTION 4.7 Payments, Computations; Proceeds of Collateral, etc.

(a) Unless otherwise expressly provided in a Loan Document, all payments by the Borrowers pursuant to each Loan Document shall be made by the Borrowers to the applicable Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 12:00 noon on the date due in same day or immediately available funds, in the applicable Currency, to such account as such Administrative Agent shall specify from time to time by notice to the Borrowers. Funds received after that time shall, in the sole discretion of the applicable Administrative Agent, be deemed to have been received by such Administrative Agent on the next succeeding Business Day. Each Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by such Administrative Agent for the account of such Secured Party. All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days); provided that to the extent the current market practice is to compute interest and/or fees in respect of any Alternate Currency or any Loan denominated in any Alternate Currency in a manner other than as set forth above, all interest and fees hereunder shall be computed on the basis of such market practice, as certified to the Borrowers by the applicable Administrative Agent. Payments due on other than a Business Day shall (except as otherwise required by clause (c) of the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b) All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon, all or any part of the collateral securing the Obligations, which proceeds shall be paid over to the Administrative Agents) or under applicable law shall be applied upon receipt by either Administrative Agent to the Obligations as follows:

(i) first, ratably to the payment of all Obligations owing to the Agents, in their capacity as Agents (including the fees and expenses of counsel to the Agents),

(ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the ratable payment of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Secured Parties pursuant to the terms of the Loan Documents, until paid in full in cash,

(iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of the principal amount of the Loans then outstanding, the aggregate Reimbursement Obligations then owing, the Cash Collateralization for contingent liabilities under Letter of Credit Outstandings and credit exposure owing to Secured Parties under Rate Protection Agreements,

(iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), to the ratable payment of all other Obligations owing to the Secured Parties, and

(v) fifth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iv), and following the Termination Date, to each applicable Obligor or any other Person lawfully entitled to receive such surplus.

For purposes of clause (b)(iii), the “credit exposure” at any time of any Secured Party with respect to a Rate Protection Agreement to which such Secured Party is a party shall be determined at such time in accordance with the customary methods of calculating credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate (or, if applicable, currency) movements and the respective termination provisions and notional principal amount and term of such Rate Protection Agreement.

SECTION 4.8 Sharing of Payments. If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. The Borrowers agree that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of the Borrowers in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.9 Setoff. Each Secured Party shall, upon the occurrence and during the continuance of any Default described in Section 8.1.1 or clauses (a) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations (whether or not then due), and (as security for such Obligations) each Borrower hereby grants to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter maintained with such Secured Party; provided that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the Borrowers and the Administrative Agents after any such appropriation and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.

SECTION 4.10 Removal of Lenders. If any Lender (an “Affected Lender”) (a) fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or other Loan Document that requires the consent of a greater percentage of the Lenders than the Required Lenders and such election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders or (b) makes a demand upon the Company for (or if the Company is otherwise required to pay) amounts pursuant to Section 4.3, 4.5 or 4.6 (and the payment of such amounts are, and are likely to continue to be, more onerous in the reasonable judgment of the Company than with respect to the other Lenders), or gives notice pursuant to Section 4.1 requiring a conversion of such Affected Lender’s LIBO Rate Loans to Base Rate Loans or suspending such Lender’s obligation to make Loans as, or to convert Loans into, LIBO Rate Loans, the Company may, within 30 days of receipt by the Company of such demand or notice, as the case may be, give notice (a “Replacement Notice”) in writing to the applicable Administrative Agent and such Affected Lender of its intention to cause such Affected Lender to sell all or any portion of its Loans, Commitments, Notes and/or Synthetic Deposit to another financial institution or other Person (a “Replacement Lender”) designated in such Replacement Notice; provided that no Replacement Notice may be given by the Company if (i) such replacement conflicts with any applicable law or regulation, (ii) any Event of Default shall have occurred and be continuing at the time of such replacement or (iii) prior to any such replacement, such Lender shall have taken any necessary action under Section 4.5 or 4.6 (if applicable) so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.5 or 4.6. If the applicable Administrative Agent shall, in the exercise of its reasonable discretion and within 30 days of its receipt of such Replacement Notice, notify the Company and such Affected Lender in writing that the Replacement Lender is satisfactory to the applicable Administrative Agent (such consent not being required where the Replacement Lender is already a Lender), then such Affected Lender shall, subject to the payment of any amounts due pursuant to Section 4.4, assign, in accordance with Section 10.11, the portion of its Commitments, Loans, Notes (if any), Synthetic Deposits and other rights and obligations under this Agreement and all other Loan Documents (including Reimbursement Obligations, if applicable) designated in the replacement notice to such Replacement Lender; provided that (i) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender, (ii) the purchase price paid by such Replacement Lender shall be in the amount of such Affected Lender’s Loans designated in the Replacement Notice, Synthetic Deposits and/or its Percentage of outstanding Reimbursement Obligations, as applicable, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.5 and 4.6), owing to such Affected Lender hereunder and (iii) the Company shall pay to the Affected Lender and the applicable Administrative Agent all reasonable out-of-pocket expenses incurred by the Affected Lender and such Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 10.11). Upon the effective date of an assignment described above, the Replacement Lender shall become a “Lender” for all purposes under the Loan Documents. Each Lender hereby grants to each Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any assignment agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section.

SECTION 4.11 Guaranty by the Company. The Company acknowledges and agrees that, whether or not specifically indicated as such in a Loan Document, all Designated Borrower Obligations shall be joint and several Obligations of the Company, and in furtherance of such joint and several Obligations, the Company hereby irrevocably guarantees the payment of all Designated Borrower Obligations of each Designated Borrower as set forth below.

SECTION 4.11.1 Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Designated Borrower Obligations. This guaranty constitutes a guaranty of payment when due and not of collection, and the Company specifically agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Obligor or any other Person before or as a condition to the obligations of the Company hereunder.

SECTION 4.11.2 Guaranty Absolute, etc. The guaranty agreed to above shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until the Termination Date. The Company guarantees that the Designated Borrower Obligations will be paid strictly in accordance with the terms of each Loan Document under which such Designated Borrower Obligations arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The liability of the Company under this Agreement shall be joint and several, absolute, unconditional and irrevocable irrespective of: (a) any lack of validity, legality or enforceability of any Loan Document; (b) the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or to exercise any right or remedy against any other guarantor (including any Obligor) of, or collateral securing, any Designated Borrower Obligations; (c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Designated Borrower Obligations, or any other extension, compromise or renewal of any Designated Borrower Obligation; (d) any reduction, limitation, impairment or termination of any Designated Borrower Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Company hereby waives any right to or claim of) any defense (including any defense under or in connection with any decree) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Designated Borrower Obligations or otherwise; (e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document; (f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Designated Borrower Obligations; or (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any guarantor.

SECTION 4.11.3 Reinstatement, etc. The Company agrees that its guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Designated Borrower Obligations is rescinded or must otherwise be restored by any Secured Party, upon the insolvency, bankruptcy or reorganization of any other Designated Borrower, any other Obligor or otherwise, all as though such payment had not been made.

SECTION 4.11.4 Waiver, etc. The Company hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any other Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations, as the case may be.

SECTION 4.11.5 Postponement of Subrogation, etc. Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under any Loan Document to which it is a party, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any Obligor, in respect of any payment made hereunder, under any other Loan Document or otherwise, until following the Termination Date. Any amount paid to any Borrower on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Collateral Agent for the benefit of the Secured Parties in the exact form received by such Borrower (duly endorsed in favor of the Collateral Agent, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 4.7; provided that (a) if any Borrower has made payment to the Secured Parties of all or any part of the Obligations; and (b) the Termination Date has occurred; then at such Borrower’s request, the Collateral Agent, (on behalf of the Secured Parties) will, at the expense of such Borrower, execute and deliver to such Borrower appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Borrower of an interest in the Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Termination Date each Borrower shall refrain from taking any action or commencing any proceeding against any Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under any Loan Document to any Secured Party.

ARTICLE V

CONDITIONS TO CREDIT EXTENSIONS

SECTION 5.1 Initial Credit Extension. The obligations of the Lenders and, if applicable, an Issuer to make the initial Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article.

SECTION 5.1.1 Resolutions, etc. The Administrative Agents shall have received from each Obligor, as applicable, (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (ii) a certificate, dated as of the Closing Date with counterparts for each Lender, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

(a) resolutions of each such Person’s Board of Directors (or other managing body, in the case of other than a corporation) then in full force and effect authorizing, to the extent relevant, all aspects of the Transaction applicable to such Person and the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

(b) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(c) the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

SECTION 5.1.2 Closing Date Certificate. The Administrative Agents shall have received the Closing Date Certificate, dated as of the Closing Date and duly executed and delivered by an Authorized Officer of each Borrower, in which certificate such Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of such Borrower as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct. All documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance satisfactory to the Administrative Agents, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

SECTION 5.1.3 Consummation of Transaction. The Administrative Agents shall have received evidence satisfactory to them that all actions necessary to consummate the Refinancing and the other parts of the Transaction have been consummated and taken in accordance with all applicable law, and all Liens securing payment of any Indebtedness to be repaid in connection with the Refinancing have been released and appropriate payoff letters executed and delivered, and the Administrative Agents shall have received appropriate payoff letters and all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith.

SECTION 5.1.4 Payment of Outstanding Indebtedness, etc. All Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the initial Credit Extension and the commitments in respect of such Indebtedness shall have been terminated, and all Liens securing payment of any such Indebtedness shall have been released and the Administrative Agents shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith.

SECTION 5.1.5 Delivery of Notes. The Administrative Agents shall have received, for the account of each Lender that has requested a Note, such Lender’s Notes duly executed and delivered by an Authorized Officer of the Borrowers.

SECTION 5.1.6 Financial Information, etc. The Administrative Agents shall have received,

(a) unaudited consolidated financial statements of the Company and its Subsidiaries for the 2005 Fiscal Year, which financial statements shall not be materially inconsistent with the financial statements previously provided to the Administrative Agents; and

(b) the Company’s Form 10-K for the 2004 Fiscal Year.

SECTION 5.1.7 Compliance Certificate. The Administrative Agents shall have received an initial Compliance Certificate on a pro forma basis as if the Refinancing had been consummated and the initial Credit Extension had been made as of December 31, 2005, dated the date of the initial Credit Extension, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of the Company, which Compliance Certificate shall set forth such items therein as the Administrative Agents may reasonably request, including, without limitation, demonstrating that (a) the Company’s pro forma EBITDA for the four full Fiscal Quarters ended December 31, 2005 (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and with such further adjustments satisfactory to the Administrative Agents, in each case, to give pro forma effect to the Transactions as if they had occurred at the beginning of such four Fiscal Quarters period), the “Pro Forma EBITDA”) is not less than $150,000,000 and (b) the Company’s pro forma Leverage Ratio is not greater than 4.25:1.

SECTION 5.1.8 Solvency. The Administrative Agents shall have received a solvency certificate, dated as of the Closing Date and duly executed and delivered by the chief financial or accounting Authorized Officer of the Company, in form and substance satisfactory to the Administrative Agents, certifying that after giving pro forma effect to the Transaction the Company and its Subsidiaries are Solvent.

SECTION 5.1.9 Guarantees. The Administrative Agents shall have received the Subsidiary Guaranty (Domestic), dated as of the Closing Date and duly executed and delivered by an Authorized Officer of each U.S. Subsidiary and each Foreign Subsidiary to the extent required by Section 7.1.8.

SECTION 5.1.10 Pledge and Security Agreement; Collateral Sharing Agreement.

(a) The Administrative Agents shall have received the Pledge and Security Agreement, dated as of the Closing Date and duly executed and delivered by the Company and each U.S. Subsidiary (other than an SPV), together with:

(i) certificates (in the case of Capital Securities that are securities (as defined in the UCC)) evidencing all of the issued and outstanding Capital Securities owned by each Obligor in its U.S. Subsidiaries (other than an SPV) and, except for the Foreign Subsidiaries listed on Schedule IV and Ferro PF, 65% of the issued and outstanding Voting Securities of each Foreign Subsidiary (together with all the issued and outstanding non-voting Capital Securities of such Foreign Subsidiary) directly owned by the Company or any U.S. Subsidiary, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Capital Securities (in the case of Capital Securities that are uncertificated securities (as defined in the UCC)), confirmation and evidence satisfactory to the Agents that the security interest therein has been transferred to and perfected by the Collateral Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities;

(ii) Filing Statements suitable in form for naming the Company and each Subsidiary Guarantor as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests of the Collateral Agent pursuant to the Pledge and Security Agreement;

(iii) UCC Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person (i) in any collateral described in any security agreement previously granted by any Person, and (ii) securing any of the Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule, together with such other UCC Form UCC-3 termination statements as the Administrative Agents may reasonably request from such Obligors; and

(iv) certified copies of UCC Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Collateral Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Obligor (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall, except with respect to Liens permitted by Section 7.2.3.), evidence a Lien on any collateral described in any Loan Document); and

(b) The Administrative Agents shall have received the Collateral Sharing Agreement, executed and delivered by the Trustee and each party to the Pledge and Security Agreement.

SECTION 5.1.11 Intellectual Property Security Agreements. The Administrative Agents shall have received a Patent Security Agreement, a Copyright Security Agreement and a Trademark Security Agreement, as applicable, each dated as of the Closing Date and duly executed and delivered by each Obligor that, pursuant to the Pledge and Security Agreement, is required to provide such intellectual property security agreements to the Collateral Agent.

SECTION 5.1.12 Filing Agent, etc. All Uniform Commercial Code financing statements or other similar financing statements and Uniform Commercial Code (Form UCC-3) termination statements required pursuant to the Loan Documents (collectively, the “Filing Statements”) shall have been delivered to CT Corporation System or another similar filing service company acceptable to the Agents (the “Filing Agent”). The Filing Agent shall have acknowledged in a writing satisfactory to the Agents and their counsel (i) the Filing Agent’s receipt of all Filing Statements, (ii) that the Filing Statements have either been submitted for filing in the appropriate filing offices or will be submitted for filing in the appropriate offices within ten days following the Closing Date and (iii) that the Filing Agent will notify the Agents and their counsel of the results of such submissions within thirty days following the Closing Date.

SECTION 5.1.13 Insurance. The Administrative Agents shall have received a certificate, reasonably satisfactory to the Administrative Agents, from the Company’s insurance broker(s), dated as of (or a date reasonably near) the Closing Date relating to each insurance policy required to be maintained pursuant to Section 7.1.4, identifying types of insurance and insurance limits of each such insurance policy and naming the Collateral Agent as additional insured and/or loss payee on behalf of the Secured Parties to the extent required under Section 7.1.4.

SECTION 5.1.14 Mortgages. Except for the properties listed on Schedule III, the Administrative Agents shall have received Mortgages, each dated as of the Closing Date and duly executed and delivered by the applicable Obligor, for all real property owned by the Company or any U.S. Subsidiary (other than any Excluded Property) together with:

(a) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of each Mortgage as may be necessary or, in the opinion of the Administrative Agents, desirable to create a valid, perfected first priority Lien against the properties purported to be covered thereby;

(b) mortgagee’s title insurance policies in favor of the Collateral Agent for the benefit of the Secured Parties in amounts and in form and substance and issued by insurers, satisfactory to the Agents, with respect to the property purported to be covered by each Mortgage, insuring that title to such property is marketable and that the interests created by each Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than as approved by the Administrative Agents, and, if required by the Administrative Agents and if available, revolving credit endorsement, comprehensive endorsement, variable rate endorsement, access and utilities endorsements, mechanic’s lien endorsement and such other endorsements as the Administrative Agents shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(c) such other approvals, opinions, or documents as the Administrative Agents may request in form and substance satisfactory to the Administrative Agents including consents and estoppel agreements from landlords, in form and substance satisfactory to the Administrative Agents and the title insurer.

SECTION 5.1.15 Opinions of Counsel. The Administrative Agents shall have received opinions, each dated the Closing Date and addressed to the Agents and all Lenders, from:

(a) Baker Hostetler, Ohio, Delaware and New York counsel to the Obligors, in form and substance reasonably satisfactory to the Administrative Agents; and

(b) local counsel to the Obligors in each jurisdiction in which a Mortgage is being filed on the Closing Date or in which an Obligor is organized, in form and substance, and from counsel, reasonably satisfactory to the Administrative Agents.

SECTION 5.1.16 Liquidity, Permitted Receivables Program. The Administrative Agents shall be satisfied with the liquidity position of the Company and its Subsidiaries and with the terms of any Indebtedness of the Company and its Subsidiaries, including the terms of the Permitted Receivables Program.

SECTION 5.1.17 Patriot Act Disclosures. Within five Business Days’ prior to the Closing Date, the Administrative Agents shall have received copies of all Patriot Act Disclosures as reasonably requested by the Administrative Agents.

SECTION 5.1.18 Closing Fees, Expenses, etc. The Administrative Agents shall have received for their own account, or for the account of each other Person entitled thereto, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and, if then invoiced, 10.3.

SECTION 5.2 All Credit Extensions. The obligation of each Lender and each Issuer to make any Credit Extension shall be subject to the satisfaction of each of the conditions precedent set forth below.

SECTION 5.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct:

(a) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(b) no Default shall have then occurred and be continuing.

SECTION 5.2.2 Credit Extension Request, etc. Subject to Section 2.3.2, the Administrative Agents shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrowers of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrowers that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct in all material respects.

SECTION 5.2.3 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Administrative Agents and their counsel, and the Administrative Agents and their counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agents or its counsel may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into this Agreement and to make Credit Extensions hereunder, each Borrower represents and warrants to each Secured Party as set forth in this Article.

SECTION 6.1 Organization, etc. Each Obligor is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

SECTION 6.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, each Obligor’s participation in the consummation of all aspects of the Transaction, and the execution, delivery and performance by any Borrower or (if applicable) any Obligor of the agreements executed and delivered by it in connection with the Transaction are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not

(a) contravene any (i) Obligor’s Organic Documents, (ii) court decree or order binding on or affecting any Obligor or (iii) law or governmental regulation binding on or affecting any Obligor; or

(b) result in (i) or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement) or (ii) a default under any contractual restriction binding on or affecting any Obligor.

SECTION 6.3 Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required for the consummation of the Transaction or the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party. Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.4 Validity, etc. Each Loan Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 6.5 Financial Information. The financial statements of the Company and its Subsidiaries furnished to the Administrative Agents and each Lender pursuant to Section 5.1.6 have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. All balance sheets, all statements of income and of cash flow and all other financial information of each of the Company and its Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Closing Date be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited financial statements of the Company and its Subsidiaries have been prepared without footnotes, without reliance on any physical inventory and are subject to year-end adjustments.

SECTION 6.6 No Material Adverse Change. There has been no material adverse change in the financial condition, results of operations, assets, business, properties or, until the Closing Date, prospects of the Company and its Subsidiaries, taken as a whole, since December 31, 2004.

SECTION 6.7 Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Company or any of its Subsidiaries, threatened litigation, action, proceeding, labor controversy or investigation:

(a) except as disclosed in Item 6.7 of the Disclosure Schedule, affecting the Company any of its Subsidiaries or any other Obligor, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect, and no adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Item 6.7; or

(b) which purports to affect the legality, validity or enforceability of any Loan Document or the Transaction.

SECTION 6.8 Subsidiaries. The Company has no Subsidiaries, except those Subsidiaries which are identified in Item 6.8 of the Disclosure Schedule, or which are permitted to have been organized or acquired in accordance with Sections 7.2.5 or 7.2.7.

SECTION 6.9 Ownership of Properties. The Company and each of its Subsidiaries owns (a) in the case of owned real property, good and marketable fee title to, and (b) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 7.2.3.

SECTION 6.10 Taxes; Other Laws.

(a) The Company and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b) If a Borrowing is repaid in the same country in which such Borrowing is made, there is no income, stamp or other tax of any country, or any taxing authority thereof or therein, in the nature of withholding or otherwise, which is imposed on any payment to be made by any Borrower pursuant hereto, or is imposed on or by virtue of the execution, delivery, performance or enforcement of the Obligations.

(c) Each Obligor is in compliance in all material respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its properties (except for Environmental Laws which are the subject of Section 6.12), except in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d) As of the date hereof, no Obligor is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Obligor that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payments made to employees of each Obligor are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters where such violation could reasonably be expected to have a Material Adverse Effect.

SECTION 6.11 Pension and Welfare Plans. During the twelve-consecutive-month period prior to the Closing Date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Company or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 of the Disclosure Schedule, neither the Company nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan that is subject to ERISA, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

SECTION 6.12 Environmental Warranties. Except as set forth in Item 6.12 of the Disclosure Schedule:

(a) all facilities and property (including underlying groundwater) owned, operated or leased by the Company or any of its Subsidiaries during the period from and after the date five years prior to the Closing Date have been, and continue to be, owned, operated or leased by the Company and its Subsidiaries in material compliance with all Environmental Laws such that the failure to own, operate or lease such facility or property does not result in a single liability in excess of $1,000,000 or $5,000,000 in the aggregate for all such liabilities;

(b) there are no material pending or threatened (i) claims, complaints, notices or requests for information received by the Company or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to the Company or any of its Subsidiaries regarding potential liability under any Environmental Law;

(c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned, operated or leased by the Company or any of its Subsidiaries that have, or could reasonably be expected to have, a Material Adverse Effect;

(d) the Company and its Subsidiaries have been issued and are in material compliance with all material permits, certificates, approvals, licenses and other authorizations relating to environmental matters;

(e) no property now or, to the knowledge of the Company, previously owned, operated or leased by the Company or any of its Subsidiaries is listed or, to the knowledge of the Company, proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

(f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, operated or leased by the Company or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

(g) neither the Company nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or, to the knowledge of the Company, proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Company or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(h) there are no polychlorinated biphenyls or asbestos present at any property now or previously owned, operated or leased by the Company or any Subsidiary that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and

(i) no conditions exist at, on or under any property now owned, operated or leased by the Company or any Subsidiary which, with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Law.

SECTION 6.13 Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing to any Secured Party by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby (including the Transaction) contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading, and no other factual information hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Secured Party will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified.

SECTION 6.14 Regulations U and X. No Obligor is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.15 Solvency. The Company and its Subsidiaries, taken as a whole, on a consolidated basis, both before and after giving effect to any Credit Extensions, are Solvent.

ARTICLE VII

COVENANTS

SECTION 7.1 Affirmative Covenants. Each Borrower agrees with each Lender, each Issuer and the Administrative Agents that until the Termination Date has occurred, each Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.1.1 Financial Information, Reports, Notices, etc. The Company will furnish each Lender and the Administrative Agents copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Company and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Company (subject to normal year-end audit adjustments); provided that the financial information required to be delivered under this clause for the Fiscal Quarters ended June 30, 2006 and September 30, 2006 will not be required to be delivered until the date the Company is required to file those statements with the SEC to comply with clause (a) of Section 7.1.9;

(b) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of the Company and its Subsidiaries, and the related consolidated statements of income and cash flow of the Company and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by a “Big Four” accounting firm or other independent public accountants acceptable to the Administrative Agents, stating that, in performing the examination necessary to deliver the audited financial statements of the Company, no knowledge was obtained of any Event of Default;

(c) concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Company, (i) showing compliance with the financial covenants set forth in Section 7.2.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Company or an Obligor has taken or proposes to take with respect thereto), (ii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied with Section 7.1.8) and (iii) in the case of a Compliance Certificate delivered concurrently with the financial information pursuant to clause (b), if the Company’s Leverage Ratio is equal to or exceeds 3.50:1, a calculation of Excess Cash Flow; provided that, notwithstanding the proviso to clause (a), the Compliance Certificate for the Fiscal Quarters ended June 30, 2006 and September 30, 2006 will not be required to be delivered until October 30, 2006 and November 30, 2006, respectively;

(d) as soon as possible and in any event within three Business Days after the Company or any other Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Company setting forth details of such Default and the action which the Company or such Obligor has taken and proposes to take with respect thereto;

(e) as soon as possible and in any event within three Business Days after the Company or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent any Agent requests, copies of all documentation relating thereto;

(f) promptly upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any Obligor of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

(g) promptly following the mailing or receipt of any notice or report delivered under the terms of the Indentures, copies of such notice or report;

(h) all Patriot Act Disclosures, to the extent reasonably requested by the Administrative Agents; and

(i) such other financial and other information as any Lender or Issuer through the Administrative Agents may from time to time reasonably request (including information and reports in such detail as the Administrative Agents may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

SECTION 7.1.2 Maintenance of Existence; Compliance with Contracts, Laws, etc. The Company will, and will cause each of its Subsidiaries to, preserve and maintain its legal existence (except as otherwise permitted by Section 7.2.7), perform in all material respects their obligations under material agreements to which the Company or a Subsidiary is a party, and comply in all material respects with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all Taxes, imposed upon the Company or its Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Company or its Subsidiaries, as applicable.

SECTION 7.1.3 Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrowers and their Subsidiaries may be properly conducted at all times, unless any Borrower or any Subsidiary determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of such Borrower or any of its Subsidiaries or the Disposition of such property is otherwise permitted by Sections 7.2.7 or 7.2.8.

SECTION 7.1.4 Insurance. The Company will, and will cause each of its Subsidiaries to maintain:

(a) insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrowers and their Subsidiaries; and

(b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) name the Collateral Agent on behalf of the Secured Parties as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty days’ prior written notice to the Collateral Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

SECTION 7.1.5 Books and Records. The Company will, and will cause each of its Subsidiaries to:

(a) keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions;

(b) permit the Administrative Agents or any of their respective representatives, at reasonable times and intervals and upon reasonable notice to the Company, to visit each of the Company’s and its Subsidiaries’ offices, to discuss such Person’s financial matters with its officers and employees, and, after the occurrence of an Event of Default, its independent public accountants (and the Company hereby authorizes such independent public accountant to discuss each of such Person’s financial matters with the Administrative Agents or any of their respective representatives whether or not any representative of such Person is present, so long as a representative of such Person has been afforded a reasonable opportunity to be present) and to examine (and photocopy extracts from) any of such Person’s books and records; and

(c) afford all other Lenders and any of their respective representatives the opportunity to collectively visit the Company’s and its Subsidiaries’ offices on one day per calendar year, coordinated with the Administrative Agents (such date to be determined by the Company in consultation with the Administrative Agents and each such Lender to be given reasonable notice of such visitation date), to discuss such Person’s financial matters with its officers and employees; provided that each such Lender or any of their respective representatives, at reasonable times and intervals and upon reasonable notice to the Company, shall be permitted to do any of the foregoing at any time after the occurrence and during the continuation of an Event of Default.

The Company shall pay any fees of such independent public accountant incurred in connection with any Lender’s exercise of its rights pursuant to this Section.

SECTION 7.1.6 Environmental Law Covenant. The Company will, and will cause each of its Subsidiaries to:

(a) use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws; and

(b) promptly notify the Agents and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to any material non-compliance with, Environmental Laws, and shall promptly resolve such material non-compliance with Environmental Laws and keep its property free of any Lien imposed by any Environmental Law.

SECTION 7.1.7 Use of Proceeds. The Borrowers will apply the proceeds of the Credit Extensions as follows:

(a) in the case of Term Loans, (i) to repay Indebtedness of the Company consisting of notes or debentures issued under the Indentures and (ii) to repay Revolving Loans in an amount not to exceed $95,000,000; provided that at such time there is no condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default (as defined in each Indenture) or any Event of Default (as defined in each Indenture) continuing under any Indenture, the Company may repay an additional amount of Revolving Loans in an amount not to exceed $55,000,000 with the proceeds of Term Loans;

(b) in the case of the Revolving Loans, for working capital and general corporate purposes of the Borrowers and the Subsidiary Guarantors, including Capital Expenditures and Permitted Acquisitions by such Persons, but excluding the repayment of outstanding Indebtedness under the Indentures; and

(c) for issuing Letters of Credit for the account of the Borrowers and the Subsidiary Guarantors.

SECTION 7.1.8 Future Guarantors, Security, etc. The Company will, and will cause each of its Subsidiaries to:

(a) execute the Subsidiary Guaranty (Domestic) or a supplement thereto unless, in the case of a Foreign Subsidiary, to do so would result in a materially increased Tax liability for the Company (as reasonably determined by the Administrative Agents in consultation with the Company).

(b) with respect to each U.S. Subsidiary (and any subsequently acquired or created U.S. Subsidiary), execute the Pledge and Security Agreement or a supplement thereto and a Mortgage with respect to any real property owned by such Person (other than any Excluded Property) with a net book value of more than $500,000.

(c) execute any documents, Foreign Pledge Agreements, Filing Statements, agreements and instruments, and take all further action (including filing such Mortgages) that may be required under applicable law, or that the Administrative Agents may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 7.2.3) of the Liens created or intended to be created by the Loan Documents.

(d) at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Administrative Agents or the Required Lenders shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Company and its U.S. Subsidiaries (including real and personal property acquired subsequent to the Closing Date (subject to the limitation in clause (b)); provided that neither the Company nor its Subsidiaries shall be required to pledge more than 65% of the Voting Securities of any Foreign Subsidiary unless such pledge would not result in a materially adverse tax consequences to the Company (as determined by the Administrative Agents) or the Capital Securities of Ferro PF. Such Liens will be created under the Loan Documents in form and substance satisfactory to the Agents, and the Company shall deliver or cause to be delivered to the Agents all such instruments and documents (including legal opinions, surveys, title insurance policies and Lien searches) as the Agents shall reasonably request to evidence compliance with this Section.

Notwithstanding the foregoing provisions of this Section, no SPV shall be required, under any circumstances, to execute any Subsidiary Guaranty or any other Loan Document to grant Liens in any of its assets to secure the Obligations.

SECTION 7.1.9 SEC Reports; Certain Financial Information

(a) The Company will file with the SEC, (i) on or prior to November 15, 2006, its report on Form 10-K for the 2005 Fiscal Year and (ii) on the earlier of (x) three months after the date such Form 10-K is delivered and (y) January 15, 2007, its reports on Form 10-Q for the first three Fiscal Quarters of the 2006 Fiscal Year.

(b) Except as set forth in clause (a) above, the Company shall comply, on a timely basis, with all SEC filing requirements applicable to the Company and its Subsidiaries.

SECTION 7.1.10 Maintenance of Ratings of Loans. The Company will use commercially reasonable efforts to (a) cause its Index Debt Rating with S&P as of the Closing Date to be in effect at all times through the Stated Maturity Date, (b) cause Moody’s to reinstate coverage of the Company by March 31, 2007 and (c) if unable to obtain reinstatement of Moody’s coverage pursuant to clause (b), cause a senior secured credit rating with respect to the Loans from each of S&P and Moody’s to be available at all times after March 31, 2007 through the Stated Maturity Date for Term Loans.

SECTION 7.1.11 Cash Management. The Company will deliver to the Collateral Agent fully executed Control Agreements with respect to each Deposit Account and Securities Account of the Company and each U.S. Subsidiary (other than those maintained with the Collateral Agent and accounts holding cash on deposit with metal lessors) that at any time holds assets in excess of $1,000,000, in each case when such account is created or when such threshold is reached.

SECTION 7.1.12 Maintenance of Corporate Separateness. The Company will, and will cause each of its Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors’ and shareholders’ meetings and the maintenance of corporate offices and records and take all actions reasonably necessary to maintain their corporate separateness.

SECTION 7.1.13 Mortgages. The Company will deliver, or cause to be delivered, as soon as possible following the Closing Date, and in any event on or prior to the dates set forth in Schedule III, Mortgages for each property listed on Schedule III (except as otherwise extended with the consent of the Collateral Agent, such consent not to be unreasonably withheld), each duly executed and delivered by the applicable Obligor together with all applicable requirements set forth in clauses (a), (b) and (c) of Section 5.1.14.

SECTION 7.1.14 Foreign Subsidiaries; Foreign Pledge Agreements. The Company will deliver, or cause to be delivered, as soon as possible following the Closing Date, and in any event within sixty days following the Closing Date (except as otherwise extended with the consent of the Collateral Agent, such consent not to be unreasonably withheld),

(a) certificates (in the case of Capital Securities that are securities (as defined in the UCC)), or such other instruments, agreements, or other arrangements, as the Collateral Agent may reasonably approve (such approval not to be unreasonably withheld), evidencing 65% of the issued and outstanding Voting Securities of each Foreign Subsidiary listed on Schedule IV (together with all the issued and outstanding non-voting Capital Securities of such Foreign Subsidiary) directly owned by the Company or any U.S. Subsidiary (other than Ferro PF), which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Capital Securities (in the case of Capital Securities that are uncertificated securities (as defined in the UCC)), confirmation and evidence satisfactory to the Agents that the security interest therein has been transferred to and perfected by the Collateral Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities, and

(b) all Foreign Pledge Agreements, in each case duly executed and delivered by all parties thereto, which such agreements shall remain in full force and effect, and all Liens granted to the Collateral Agent thereunder shall be duly perfected to provide the Collateral Agent with a security interest in and Lien on all collateral granted thereunder free and clear of other Liens, except to the extent consented to by the Administrative Agents.

SECTION 7.2 Negative Covenants. Each Borrower covenants and agrees with each Lender, each Issuer and the Administrative Agents that until the Termination Date has occurred, each Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.2.1 Business Activities. The Company will not, and will not permit any of its Subsidiaries to, engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably incidental thereto.

SECTION 7.2.2 Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

(a) Indebtedness in respect of the Obligations;

(b) until the Closing Date, Indebtedness that is to be repaid in full as further identified in Item 7.2.2(b) of the Disclosure Schedule;

(c) Indebtedness existing as of the Closing Date which is identified in Item 7.2.2(c) of the Disclosure Schedule, and refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Closing Date (as such amount has been reduced following the Closing Date);

(d) unsecured Indebtedness (i) incurred in the ordinary course of business of the Company and its Subsidiaries and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(e) Indebtedness (i) in respect of industrial revenue bonds or other similar governmental or municipal bonds, (ii) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of the Company and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Company and its Subsidiaries (provided that such Indebtedness is incurred within 90 days of the acquisition of such property) and (iii) in respect of Capitalized Lease Liabilities; provided that the aggregate amount of all Indebtedness outstanding pursuant to this clause shall not at any time exceed $25,000,000;

(f) Indebtedness of any Subsidiary owing to the Company or any other Subsidiary;

(g) Indebtedness of a Person existing at the time such Person became a Subsidiary of the Company, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary and the aggregate outstanding amount of all Indebtedness existing pursuant to this clause does not exceed $10,000,000 at any time;

(h) Indebtedness of the Company consisting of notes or debentures issued by the Company under the Indentures in an aggregate principal amount not to exceed $355,000,000, as such amount is reduced on or after the Closing Date;

(i) Indebtedness incurred under the Permitted Receivables Programs;

(j) Indebtedness of Foreign Subsidiaries in connection with local lines of credit in an aggregate amount not to exceed $25,000,000;

(k) Indebtedness of the Company and its Subsidiaries in connection with credit cards issued to employees in the ordinary course of business;

(l) Indebtedness in respect of Hedging Obligations entered into in the ordinary course of business and not for speculative purposes; and

(m) other Indebtedness of the Company and its Subsidiaries in an aggregate amount at any time outstanding not to exceed $20,000,000;

provided that no Indebtedness otherwise permitted by clauses (c), (e), (g) or (m) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

SECTION 7.2.3 Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations, the Indebtedness incurred under the Indentures and securing Indebtedness of the type described in clauses (j), (k) or (l) of Section 7.2.2, which are secured on a pari passu basis in accordance with the Collateral Sharing Agreement and the other Loan Documents;

(b) until the Closing Date, Liens securing payment of Indebtedness of the type described in clause (b) of Section 7.2.2;

(c) Liens existing as of the Closing Date and disclosed in Item 7.2.3(c) of the Disclosure Schedule securing Indebtedness described in clause (c) of Section 7.2.2, and refinancings of such Indebtedness; provided that no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date (as such Indebtedness may have been permanently reduced subsequent to the Closing Date);

(d) Liens securing Indebtedness of the type permitted under clause (e) of Section 7.2.2; provided that (i) such Lien is granted within 90 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed 80% of the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(e) Liens securing Indebtedness permitted by clause (g) of Section 7.2.2; provided that such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to specific tangible assets of such Person (and not assets of such Person generally);

(f) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(h) judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;

(i) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(j) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(k) Liens on inventory that has been chemically combined with precious metals inventory or inventories so long as the aggregate Indebtedness secured thereby does not exceed $15,000,000, and Liens on consigned metals or leased metals that are held as Inventory by an Obligor but for which title has not yet transferred to such Obligor;

(l) Liens on the assets of the Company, Ferro Electronic or an SPV securing Indebtedness permitted by clause (i) of Section 7.2.2; and

(m) Liens (not otherwise permitted hereunder) securing obligations not exceeding $5,000,000 in the aggregate at any time outstanding; provided that such Liens are limited to assets other than accounts receivable.

SECTION 7.2.4 Financial Condition and Operations. The Company will not permit any of the events set forth below to occur.

(a) The Company will not permit the Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Leverage Ratio
Closing Date through and including 9/30/06	4.50:1.00

10/1/06 through and including 12/31/06	4.25:1.00

1/1/07 through and including 6/30/07	4.00:1.00

7/1/07 through and including 12/31/07	3.75:1.00

1/1/08 through and including 12/31/08	3.50:1.00

1/1/09 and thereafter	3.25:1.00

(b) The Company will not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

Fixed Charge
Period	Coverage Ratio
Effective Date through and including 12/31/06	1.15:1.00

1/1/07 through and including 6/30/07	1.20:1.00

7/1/07 through and including 12/31/07	1.25:1.00

1/1/08 through and including 6/30/08	1.35:1.00

7/1/08 through and including 12/31/08	1.40:1.00

1/1/09 through and including 12/31/09	1.45:1.00

1/1/10 and thereafter	1.50:1.00

SECTION 7.2.5 Investments. The Company will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) Investments existing on the Closing Date and identified in Item 7.2.5(a) of the Disclosure Schedule;

(b) Cash Equivalent Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments consisting of any deferred portion of the sales price received by the Company or any Subsidiary in connection with any Disposition permitted under Section 7.2.8;

(e) Investments (i) by the Company in any Subsidiaries or by any Subsidiary in other Subsidiaries or (ii) by any Subsidiary in the Company;

(f) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(g) Investments by way of the acquisition of Capital Securities constituting Permitted Acquisitions permitted by clause (b) of Section 7.2.7; and

(h) other Investments in an amount not to exceed $20,000,000 over the term of this Agreement;

provided that

(i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(j) no Investment otherwise permitted by clauses (g) or (h) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

SECTION 7.2.6 Restricted Payments, etc. The Company will not, and will not permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than (a) Restricted Payments made by Subsidiaries to the Company, wholly owned Subsidiaries or joint venture partners and (b) Restricted Payments consisting of dividends on the Company’s Capital Securities so long as no Default has occurred and is continuing or would be caused thereby.

SECTION 7.2.7 Consolidation, Merger; Permitted Acquisitions, etc. Except in connection with a Disposition permitted by Section 7.2.8, the Company will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division or line of business thereof), except:

(a) any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Company or any other Subsidiary (provided that a Guarantor may only liquidate or dissolve into, or merge with and into, the Company or another Guarantor), and the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by the Company or any other Subsidiary (provided that the assets or Capital Securities of any Guarantor may only be purchased or otherwise acquired by any Borrower or another Guarantor); provided further that in no event shall any Subsidiary consolidate with or merge with and into any other Subsidiary unless after giving effect thereto, the Collateral Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) and other assets of the surviving Person as the Collateral Agent had immediately prior to such merger or consolidation in form and substance satisfactory to the Agent and their respective counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Agents to create, perfect or maintain the collateral position of the Secured Parties therein; and

(b) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Company or any of its Subsidiaries may, at any time following the SEC Filing Date, purchase all or substantially all of the assets of any Person (or any division or line of business thereof), or acquire such Person by merger or otherwise, in each case, if such purchase or acquisition constitutes a Permitted Acquisition and the amount expended in connection with such transaction does not exceed $50,000,000 in any Fiscal Year (except that any amounts unused in any Fiscal Year may be carried over to subsequent Fiscal Years) and $200,000,000 over the term of this Agreement.

SECTION 7.2.8 Permitted Dispositions. The Company will not, and will not permit any of its Subsidiaries to, Dispose of any of the Company’s or such Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition is:

(a) inventory or obsolete, damaged, worn out or surplus property Disposed of in the ordinary course of its business;

(b) permitted by Section 7.2.7;

(c) (i) for fair market value and the consideration received consists of no less than 80% in cash, (ii) the Net Disposition Proceeds received from such Disposition, together with the Net Disposition Proceeds of all other assets Disposed of pursuant to this clause in any Fiscal Year, does not exceed (individually or in the aggregate) $10,000,000 in such Fiscal Year and (iii) the Net Disposition Proceeds from such Disposition are applied pursuant to Sections 3.1.1 and 3.1.2;

(d) a Disposition of assets by (i) the Company to an Obligor that guarantees all of the Obligations, (ii) an Obligor that guarantees all of the Obligations to the Company or another Obligor that guarantees all of the Obligations, (iii) a Designated Borrower to an Obligor that guarantees all of the Obligations of such Designated Borrower or by such Obligor to such Designated Borrower;

(e) made by the Company or Ferro Electronic to any Person who is not a Subsidiary of the Company or is an SPV pursuant to the Permitted Receivables Programs;

(f) a Specified Disposition; or

(g) a closing or cessation of use of the Niagara Falls Property.

SECTION 7.2.9 Modification of Certain Agreements. The Company will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in:

(a) any of the Material Debt Documents, other than any amendment, supplement, waiver or modification which (i) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Material Debt, (ii) reduces the rate or extends the date for payment of principal, interest, premium (if any) or fees payable on such Material Debt or (iii) makes the covenants, events of default or remedies in such Material Debt Documents less restrictive on the Company or its Subsidiaries, as the case may be; or

(b) the Organic Documents of the Company or any of its Subsidiaries, if the result would have an adverse effect on the rights or remedies of any Secured Party.

SECTION 7.2.10 Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to the Company or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (ii) is of the kind which would be entered into by a prudent Person in the position of the Company or such Subsidiary with a Person that is not one of its Affiliates.

SECTION 7.2.11 Restrictive Agreements, etc. The Company will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting:

(a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b) the ability of any Obligor to amend or otherwise modify any Loan Document; or

(c) the ability of any Subsidiary to make any payments, directly or indirectly, to the Company, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document, (ii) in the case of clause (a), any agreement governing any Indebtedness permitted by clause (e) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness, or (iii) in the case of clauses (a) and (c), any agreement of a Foreign Subsidiary governing the Indebtedness permitted by clause (f)(i) of Section 7.2.2.

SECTION 7.2.12 Sale and Leaseback. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person except for agreements providing for the sale or transfer of property with a value not exceeding $15,000,000 in the aggregate over the term of this agreement, as long as the lease or rental thereof is entered into within 90 days of such sale or transfer.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

SECTION 8.1.1 Non-Payment of Obligations. The Borrowers shall default in the payment or prepayment when due of:

(a) any principal of any Loan, or any Reimbursement Obligation or any deposit of cash for collateral purposes pursuant to Section 2.7.4; or

(b) any interest on any Loan or any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of three Business Days after such amount was due.

SECTION 8.1.2 Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

SECTION 8.1.3 Non-Performance of Certain Covenants and Obligations. The Borrowers shall default in the due performance or observance of any of its obligations under Section 7.1.1, Section 7.1.7, Section 7.1.9 or Section 7.2.

SECTION 8.1.4 Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof given to the Company by any Agent or any Lender or (ii) the date on which any Obligor has knowledge of such default.

SECTION 8.1.5 Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Company or any of its Subsidiaries or any other Obligor having a principal or stated amount, individually or in the aggregate, in excess of $7,500,000 (or the Dollar Equivalent thereof), or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity; provided that a default under any Indebtedness issued under the Indentures resulting in an acceleration of such Indebtedness thereunder shall not constitute an Event of Default under this Section 8.1.5 prior to the termination of the Term Loan Commitments.

SECTION 8.1.6 Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $7,500,000 (or the Dollar Equivalent thereof) (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against the Company or any of its Subsidiaries or any other Obligor and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

SECTION 8.1.7 Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

(a) the institution of any steps by the Company, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Company or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $5,000,000; or

(b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

SECTION 8.1.8 Change in Control. Any Change in Control shall occur.

SECTION 8.1.9 Bankruptcy, Insolvency, etc. The Company, any of its Subsidiaries or any other Obligor shall:

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that the Company, each Subsidiary and each other Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Company, any Subsidiary or any Obligor, such case or proceeding shall be consented to or acquiesced in by the Company, such Subsidiary or such Obligor, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that the Company, each Subsidiary and each Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(e) take any action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.10 Impairment of Security, etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

SECTION 8.2 Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Company shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and each Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

SECTION 8.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrowers) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agents, upon the direction of the Required Lenders, shall by notice to the Company declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrowers shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

ARTICLE IX

THE AGENTS

SECTION 9.1 Actions. Each Revolving Loan Lender hereby appoints National City as its Revolving Loan Administrative Agent under and for purposes of each Loan Document, each Term Loan Lender hereby appoints CS as its Term Loan Administrative Agent under and for purposes of each Loan Document, and each Lender hereby appoints National City as its Collateral Agent under and for purposes of each Loan Document. Each Lender authorizes such Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by such Agent (with respect to which each Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof, together with such powers as may be incidental thereto (including the release of Liens on assets Disposed of in accordance with the terms of the Loan Documents). Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) each Agent, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, such Agent in any way relating to or arising out of any Loan Document, (including attorneys’ fees), and as to which such Administrative Agent is not reimbursed by the Borrowers; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from such Agent’s gross negligence or willful misconduct. No Agent shall be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of any Agent shall be or become, in such Agent’s determination, inadequate, Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 9.2 Funding Reliance, etc.

(a) Unless the applicable Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, such Administrative Agent may assume that such Lender has made such amount available to such Administrative Agent and, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If and to the extent that such Lender shall not have made such amount available to such Administrative Agent, such Lender and the Borrowers severally agree to repay such Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such Administrative Agent made such amount available to the Borrowers to the date such amount is repaid to such Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrowers) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.

(b) Unless the applicable Administrative Agent shall have been notified in writing prior to the time at which any payment hereunder is due to such Administrative Agents for the account of the Secured Parties hereunder that the Borrowers will not make such payment, such Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Secured Parties its share of the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Secured Parties severally agrees to repay to the applicable Administrative Agent forthwith on demand the amount so distributed to such Secured Party, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Administrative Agent, at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to the Loans which were repaid.

SECTION 9.3 Exculpation. No Agent nor any of its directors, officers, employees or agents shall be liable to any Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry which may be made by an Agent shall not obligate it to make any further inquiry or to take any action. Each Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which such Agent believes to be genuine and to have been presented by a proper Person.

SECTION 9.4 Successor. Any of the Agents may resign as such at any time upon at least 30 days’ prior notice to the other Agents, the Borrowers and all Lenders. If an Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Agent which shall thereupon become the applicable Agent hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving notice of resignation, then such retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided that if such retiring Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation hereunder as the an Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under the Loan Documents, and Section 10.3 and Section 10.4 shall continue to inure to its benefit.

SECTION 9.5 Loans by the Agents. The Agents shall have the same rights and powers with respect to (a) the Credit Extensions made by it or any of its Affiliates, and (b) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not an Agent. CS, National City and their Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers or any Subsidiary or Affiliate of the Borrowers as if such Agent were not an Agent hereunder.

SECTION 9.6 Credit Decisions. Each Lender acknowledges that it has, independently of each Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrowers (and hereby acknowledges that it has not received copies of the Company’s audited financial statements for Fiscal Year 2005 and is making Loans hereunder without reliance thereon), the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of each Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents. Each Lender acknowledges that the Obligations are secured by Liens that are pari passu with the Liens securing the Indebtedness and other obligations under the Indentures.

SECTION 9.7 Copies, etc. Each Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to such Administrative Agent by the Borrowers pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Borrower). Each Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by such Administrative Agent from the Borrowers for distribution to the Lenders by such Administrative Agent in accordance with the terms of the Loan Documents.

SECTION 9.8 Reliance by the Agents. The Agents shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent. As to any matters not expressly provided for by the Loan Documents, the Agents shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section, the Agents shall be entitled to rely upon any Secured Party that has entered into a Rate Protection Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Secured Party under any Rate Protection Agreement. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and the Company to the contrary, the Administrative Agents, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Rate Protection Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Obligor.

SECTION 9.9 Defaults. No Agent shall be deemed to have knowledge or notice of the occurrence of a Default unless an Administrative Agent has received a written notice from a Lender or the Company specifying such Default and stating that such notice is a “Notice of Default”. In the event that an Administrative Agent receives such a notice of the occurrence of a Default, such Administrative Agent shall give prompt notice thereof to the Lenders. The Agents shall (subject to Section 10.1 and the Collateral Sharing Agreement) take such action with respect to such Default as shall be directed by the Required Lenders; provided that subject to the Collateral Sharing Agreement, unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

SECTION 9.10 Posting of Approved Electronic Communications.

(a) The Borrowers hereby agree, unless directed otherwise by an Administrative Agent or unless the electronic mail address referred to below has not been provided by such Administrative Agent to the Borrowers, that it will, or will cause its Subsidiaries to, provide to such Administrative Agent all information, documents and other materials that it is obligated to furnish to such Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 7.1.1, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a Continuation/Conversion Notice or an Issuance Request, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agents to an electronic mail address as directed by such Administrative Agent. In addition, the Company agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agents or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by such Administrative Agent.

(b) The Borrowers further agree that the Administrative Agents may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNIFIED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNIFIED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNIFIED PARTIES HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENTS’ TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PARTY IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) Each Administrative Agent agrees that the receipt of the Communications by such Administrative Agent at its e-mail address delivered to the Borrowers shall constitute effective delivery of the Communications to such Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the applicable Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of the Administrative Agents or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.11 Joint Lead Arrangers and Documentation Agent. Notwithstanding anything else to the contrary contained in this Agreement or any other Loan Document, the Joint Lead Arrangers, Joint Bookrunners and the Documentation Agent, in their respective capacities as such, each in such capacity, shall have no duties or responsibilities under this Agreement or any other Loan Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against such Person in such capacity. Each Joint Lead Arranger shall at all times have the right to receive current copies of the Registers and any other information relating to the Lenders and the Loans that they may request from the Administrative Agents.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1 Waivers, Amendments, etc. The provisions of each Loan Document (other than Rate Protection Agreements, Letters of Credit or the Fee Letter, which shall be modified only in accordance with their respective terms) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and the Required Lenders; provided that no such amendment, modification or waiver shall:

(a) modify clause (b) of Section 4.7 or Section 4.8 (as it relates to sharing of payments) or this Section, in each case, without the consent of all Lenders;

(b) increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the final Commitment Termination Date of Credit Extensions made (or participated in) by a Lender or extend the final Stated Maturity Date for any Lender’s Loan, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

(c) reduce (by way of forgiveness), the principal amount of or reduce the rate of interest on any Lender’s Loan, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender (provided that the vote of Required Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest accruing under Section 3.2.2);

(d) reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(e) increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit;

(f) except as otherwise expressly provided in a Loan Document, release (i) the Borrowers from their Obligations under the Loan Documents or any Guarantor from its obligations under a Guaranty or (ii) all or substantially all of the collateral under the Loan Documents, in each case without the consent of all Lenders;

(g) amend, modify or waive after the Closing Date any condition precedent set forth in Section 5.2 (or any Default to the extent such amendment, waiver or other modification would enable the Borrowers to satisfy clause (b) of Section 5.2.1) unless consented to by the Required Revolving Lenders; or

(h) affect adversely the interests, rights or obligations of any Agent (in its capacity as such Agent), any Issuer (in its capacity as Issuer), or the Swing Line Lender (in its capacity as Swing Line Lender) unless consented to by such Person, as the case may be.

No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 10.2 Notices; Time. Except as otherwise provided in clause (d) of Section 9.10, All notices and other communications provided under each Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Borrowers, the Agents, a Lender or an Issuer, to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Lender Assignment Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Electronic mail and Internet and intranet websites may be used only to distribute routine communications by the Administrative Agents to the Lenders, such as financial statements and other information as provided in Section 7.1.1 and for the distribution and execution of Loan Documents for execution by the parties thereto, and may not be used for any other purpose. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile (or electronic transmission) shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time.

SECTION 10.3 Payment of Costs and Expenses. The Borrowers agree to pay on demand all expenses of the Agent (including the reasonable fees and out-of-pocket expenses of Mayer, Brown, Rowe & Maw LLP, counsel to the Agents and of local counsel, if any, who may be retained by or on behalf of the Agents) in connection with:

(a) the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

(b) the actual costs of filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Closing Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and

(c) the preparation and review of the form of any document or instrument relevant to any Loan Document.

The Borrowers further agrees to pay, and to save each Secured Party harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes. The Borrowers also agree to reimburse the Agents and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to the Agents) incurred by the Agents or such Lender in connection with (x) the negotiation of any restructuring or “work-out” with the Borrowers, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 10.4 Indemnification. In consideration of the execution and delivery of this Agreement by each Secured Party, the Borrowers hereby indemnify, exonerate and hold each Secured Party, each Joint Lead Arranger, the Documentation Agent and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the Transaction;

(b) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Company as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension, provided that any such action is resolved in favor of such Indemnified Party);

(c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

(d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

(e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

(f) each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

except for Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct. In no event shall the Indemnified Parties have any liability to any Obligor, any Lender or any other Person for incidental or consequential damages of any kind as a result of, or arising out of, or relating to any of the items described in clause (a) through (f) above. Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 10.5 Survival. The obligations of the Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 10.3 and 10.4) and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

SECTION 10.6 Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7 Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 10.8 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrowers, the Administrative Agents and each Lender (or notice thereof satisfactory to the Administrative Agents), shall have been received by the Administrative Agents.

SECTION 10.9 Governing Law; Entire Agreement. EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98—INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE INTERNAL LAWS OF THE STATE OF NEW YORK. The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 10.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrowers may not assign or transfer its rights or obligations hereunder without the consent of all Lenders.

SECTION 10.11 Sale and Transfer of Credit Extensions; Participations in Credit Extensions; Notes. Each Lender may assign, or sell participations in, its Loans, Letters of Credit and Commitments to one or more other Persons in accordance with the terms set forth below.

(a) Any Lender may, with the consent of (x) the applicable Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that such consent shall not be required for assignments to an Affiliate of a Lender or an Approved Fund, and (y) each Issuer in the case of any assignment of a Revolving Loan Commitment (such consent not to be unreasonably withheld or delayed), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments or Loans at the time owing to it); provided that:

(i) the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder), or principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to such Administrative Agent) shall not be less than $1,000,000, unless (A) such Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); (B) such assignment is an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans at the time owing to it, (C) such assignment is an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, (D) such assignment is an assignment during the Primary Syndication or (E) such assignment is to one or more Eligible Assignees managed by an Affiliate of such Eligible Assignee(s) and the aggregate amount of such assignments is not less than $1,000,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, and/or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and

(iii) the parties to each assignment shall (A) electronically execute and deliver to the applicable Administrative Agent a Lender Assignment Agreement via an electronic settlement system acceptable to such Administrative Agent (an “ESS”) or (B) with the consent of the applicable Administrative Agent, manually execute and deliver to such Administrative Agent a Lender Assignment Agreement, together with, in either case, a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of such Administrative Agent); provided that only one processing and recordation fee of $3,500 shall be required to be paid in connection with the simultaneous assignment by a Lender to multiple Approved Funds of such Lender, and if the Eligible Assignee is not already a Lender, administrative details information with respect to such Eligible Assignee and applicable tax forms.

(b) Subject to acceptance and recording thereof by the applicable Administrative Agent pursuant to clause (c), from and after the effective date specified in each Lender Assignment Agreement, (i) the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, subject to Section 10.5, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement). If the consent of the Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in this Section), the Company shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agents or an ESS) unless such consent is expressly refused by the Company prior to such fifth day.

(c) The Administrative Agents shall record each assignment made in accordance with this Section in the applicable Register pursuant to clause (a) of Section 2.8. The Registers shall be available for inspection by the Borrowers and any Lender, at any reasonable time upon reasonable prior notice to the Administrative Agents.

(d) Any Lender may, without the consent of, or notice to, any Person, sell participations to one or more Persons (other than Ineligible Assignees) (a “Participant”) in all or a portion of such Lender’s rights or obligations under the Loan Documents (including all or a portion of its Commitments or the Loans owing to it); provided that (i) such Lender’s obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells a participation shall provide that such Lender shall retain the sole right to enforce the rights and remedies of a Lender under the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, take any action of the type described in clauses (a) through (d) or clause (f) of Section 10.1 with respect to Obligations participated in by that Participant. Subject to clause (f), the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 7.1.1, 10.3 and 10.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender, but only if such Participant agrees to be subject to Section 4.8 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 4.3, 4.4, 4.5, 4.6, 10.3 or 10.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Non-U.S. Secured Party if it were a Lender shall not be entitled to the benefits of Section 4.6 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with the requirements set forth in Section 4.6 as though it were a Lender. Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section shall indemnify and hold harmless the Borrowers and the Agents from and against any taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrowers or the Administrative Agents as a result of the failure of the Borrowers or the Administrative Agents to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agents, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Non-U.S. Lender that was entitled to deliver to the Borrowers, the applicable Administrative Agent or such Lender, and did in fact so deliver, a duly completed and valid Form W-8BEN or W-8ECI (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agents and the Company, the option to provide to the Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Company pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Company or the Administrative Agents and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Company, and the Administrative Agents) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC. The Company acknowledges and agrees, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 10.3 and 10.4, shall be considered a Lender. The Borrowers shall not be required to pay any amount under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4 that is greater than the amount which it would have been required to pay had no grant been made by a Granting Lender to an SPC.

SECTION 10.12 Other Transactions. Nothing contained herein shall preclude the Administrative Agents, any Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with any Borrower or any of its Affiliates in which such Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 10.13 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENTS, THE LENDERS, ANY ISSUER OR THE BORROWERS IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENTS’ OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PERSON PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONAL, THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS. THE BORROWERS IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWERS HAVE OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWERS HEREBY IRREVOCABLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 10.14 Waiver of Jury Trial. EACH ADMINISTRATIVE AGENT, EACH LENDER, EACH ISSUER AND EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF SUCH ADMINISTRATIVE AGENT, SUCH LENDER, SUCH ISSUER OR EACH BORROWER IN CONNECTION THEREWITH. THE BORROWERS ACKNOWLEDGE AND AGREE THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENTS, EACH LENDER AND EACH ISSUER ENTERING INTO THE LOAN DOCUMENTS.

SECTION 10.15 Patriot Act. Each Lender that is subject to Section 326 of the Patriot Act and/or the Administrative Agents and/or the Joint Lead Arrangers (each of the foregoing acting for themselves and not acting on behalf of any of the Lenders) hereby notify the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender, the Administrative Agents or the Joint Lead Arrangers, as the case may be, to identify the Borrowers in accordance with the Patriot Act.

SECTION 10.16 Judgment Currency. The Obligations of each Obligor in respect of any sum due to any Secured Party under or in respect of any Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum was originally denominated (the “Original Currency”), be discharged only to the extent that on the Business Day following receipt by such Secured Party or any sum adjudged to be so due in the Judgment Currency, such Secured Party, in accordance with normal banking procedures, purchases the Original Currency with the Judgment Currency. If the amount of Original Currency so purchased is less than the sum originally due to such Secured Party, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, such Secured Party, as the case may be, against such loss, and if the amount of Original Currency so purchased exceeds the sum originally due to such Secured Party, as the case may be, such Secured Party, as the case may be, agrees to remit such excess to the Borrowers.

SECTION 10.17 Confidentiality. (a) Subject to the provisions of clause (b) of this Section, each Lender agrees that it will follow its customary procedures in an effort not to disclose without the prior consent of the Company (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section to the same extent as such Lender) any confidential information which is now or in the future furnished pursuant to this Agreement or any other Loan Document; provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this clause by the respective Lender or any other Person to whom such Lender has provided such information as permitted by this Section, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, provincial or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agents, (vi) to any pledgee referred to in clause (f) of Section 10.11 or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender; provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section, (vii) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section) and (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender. For purposes of this Section 10.17, all information furnished to the Lenders by the Company or any of its Affiliates shall be deemed public information unless prior to or concurrently with the delivery of such information, the Lenders have been notified otherwise by the Company or such Affiliate.

(b) The Borrowers hereby acknowledge and agree that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to the Company or any of its Subsidiaries, provided such Persons shall be subject to the provisions of this Section to the same extent as such Lender.

Notwithstanding the foregoing paragraphs of this Section, any party to this Agreement (and each Affiliate, director, officer, employee, agent or representative of the foregoing or such Affiliate) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment or tax structure. The foregoing language is not intended to waive any confidentiality obligations otherwise applicable under this Agreement except with respect to the information and materials specifically referenced in the preceding sentence. This authorization does not extend to disclosure of any other information, including (a) the identity of participants or potential participants in the transactions contemplated herein, (b) the existence or status of any negotiations, or (c) any financial, business, legal or personal information of or regarding a party or its affiliates, or of or regarding any participants or potential participants in the transactions contemplated herein (or any of their respective affiliates), in each case to the extent such other information is not related to the tax treatment or tax structure of the transactions contemplated herein.

SECTION 10.18 Counsel Representation. EACH BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY COMPETENT COUNSEL IN THE NEGOTIATION OF THIS AGREEMENT, AND THAT ANY RULE OR CONSTRUCTION OF LAW ENABLING SUCH BORROWER TO ASSERT THAT ANY AMBIGUITIES OR INCONSISTENCIES IN THE DRAFTING OR PREPARATION OF THE TERMS OF THIS AGREEMENT SHOULD DIMINISH ANY RIGHTS OR REMEDIES OF THE ADMINISTRATIVE AGENTS OR THE OTHER SECURED PARTIES ARE HEREBY WAIVED BY SUCH BORROWER.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

FERRO CORPORATION

By:

Name: Thomas M. Gannon

Title: Chief Financial Officer

1000 Lakeside Avenue
Cleveland, Ohio 44114
Facsimile No.: (216) 875-7275

Attention: General Counsel

NATIONAL CITY BANK,

as the Revolving Loan Administrative Agent, the Collateral Agent, the Issuer and a Lender

By:

Name: Robert S. Coleman

Title: Senior Vice President

Revolving Loan Administrative Agent:
1900 East Ninth Street
Cleveland, Ohio 44114
Facsimile No.: (216) 222-9396
Attention: Robert S. Coleman

Collateral Agent:
629 Euclid Avenue
Cleveland, Ohio 44114
Facsimile No.: (216) 222-0103
Attention: Traci Sajewski

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as the Term Loan Administrative Agent and a Lender

By:

Name: Brian T. Caldwell

Title: Director

By:

Name:

Title:

Eleven Madison Avenue

New York, New York 10010-3629

Facsimile No.: (212) 325 8321

Attention: Brian T. Caldwell

THE BANK OF NEW YORK

By:

Name: Kenneth McDonnell

Title: Vice President

CITICORP NORTH AMERICA, INC.

By:

Name: Joronne Jeter

Title: Vice President

FIFTH THIRD BANK

By:

Name: Roy C. Lanctot

Title: Vice President

FIRSTMERIT BANK, N.A.

By:

Name: Jonathan Isaacs

Title: Vice President

JPMORGAN CHASE BANK, N.A.

By:

Name: Steven P. Sullivan

Title: Vice President

KEYBANK NATIONAL ASSOCIATION, as Documentation Agent and as a Lender

By:

Name: Thomas J. Purcell

Title: Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION

By:

Name:

Title:

SCHEDULE I

DISCLOSURE SCHEDULE TO CREDIT AGREEMENT

ITEM 6.7. Litigation.

ITEM 6.8. Existing Subsidiaries.

ITEM 6.11. Employee Benefit Plans.

ITEM 6.12. Environmental Matters.

ITEM 7.2.2(b) Indebtedness to be Paid.

CREDITOR	OUTSTANDING PRINCIPAL AMOUNT

ITEM 7.2.2(c) Existing Indebtedness.

ITEM 7.2.3(c) Ongoing Liens.

ITEM 7.2.5(a) Ongoing Investments.

SCHEDULE II

PERCENTAGES;

LIBOR OFFICE;

DOMESTIC OFFICE

			PERCENTAGES
NAME AND NOTICE			REVOLVING LOAN	TERM LOAN
ADDRESS OF LENDER	LIBOR OFFICE	DOMESTIC OFFICE	COMMITMENT	COMMITMENT

National City Bank 1900 East Ninth Street Cleveland, OH 44114	National City Bank	National City Bank
Facsimile No.: (216) 222-9396	1900 East Ninth Street	1900 East Ninth Street
Attention: Robert S. Coleman	Cleveland, OH 44114	Cleveland, OH 44114	22.20000000%
Credit Suisse, Cayman Islands Branch Eleven Madison Avenue New York, NY 10010-3629	Credit Suisse, Cayman Islands Branch	Credit Suisse, Cayman Islands Branch
Facsimile No.: (212) 325-8321	Eleven Madison Avenue	Eleven Madison Avenue
Attention: Brian T. Caldwell	New York, NY 10010-3629	New York, NY 10010-3629	18.20000000%	100.000000000%
KeyBank National Association 127 Public Square, 6th Floor Cleveland, Ohio 44114	KeyBank National Association	KeyBank National Association
Facsimile No.: (216) 689-4649	127 Public Square, 6th Floor	127 Public Square, 6th Floor
Attention: Brian Fox	Cleveland, Ohio 44114	Cleveland, Ohio 44114	16.00000000%
Citicorp North America, Inc. 388 Greenwich Street, 21st floor New York, NY 10013	Citicorp North America, Inc.	Citicorp North America, Inc.
Facsimile No.: (646) 291-1817	388 Greenwich Street, 21st floor	388 Greenwich Street, 21st floor
Attention: Daniel H. Gouger	New York, NY 10013	New York, NY 10013	10.00000000%
Fifth Third Bank 600 Superior Avenue East Cleveland, OH 44114	Fifth Third Bank	Fifth Third Bank
Facsimile No.: (216) 274-5507	600 Superior Avenue East	600 Superior Avenue East
Attention: Roy C. Lanctot	Cleveland, OH 44114	Cleveland, OH 44114	10.000000000%
JPMorgan Chase Bank, N.A. One Oxford Centre 301 Grant Street, Suite 1100	JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A.
Facsimile No.: (312) 385-7096	One Oxford Centre	One Oxford Centre
Attention: Shawuana Simmons	301 Grant Street, Suite 1100	301 Grant Street, Suite 1100	10.00000000%
LaSalle Bank National Association 1300 E. 9th Street, #1000 Cleveland, OH 44114	LaSalle Bank National Association	LaSalle Bank National Association
Facsimile No.: (216) 802-2212	1300 E. 9th Street, #1000	1300 E. 9th Street, #1000
Attention: Patrick F. Dunphy	Cleveland, OH 44114	Cleveland, OH 44114	6.000000000%
FirstMerit Bank, N.A. 101 West Prospect Avenue, Suite 350 Cleveland, OH 44115	FirstMerit Bank, N.A.	FirstMerit Bank, N.A.
Facsimile No.: (216) 802-6514	101 West Prospect Avenue, Suite 350	101 West Prospect Avenue, Suite 350
Attention: Jonathan M. Isaacs	Cleveland, OH 44115	Cleveland, OH 44115	5.600000000%
The Bank of New York One Wall Street, 21st Floor New York, NY 10286 Facsimile No.: (212) 635-1066 Attention: Kenneth R. McDonnell			2.00000000%

SCHEDULE III

MORTGAGED PROPERTIES

A. Properties to be mortgaged by the Closing Date:

1200 Melrose, Waukegan, ILL
1301 North Flora Street, Plymouth, IN
7050 Krick Road, Bedford, OH
1000 and 1636 Wayside Ave.Cleveland, OH
1560 Main Street, Orrville, OH
1000 Lakeside Ave, Cleveland, OH

B. Properties to be mortgaged by June 30, 2006:

7500 E. Pleasant Valley Road, Independence, Ohio
111 W. Irene, Zachary, La
54 Kellog Court, Edison, NJ
4150 E. 56th Street, Cleveland, Ohio
3 Railroad Avenue, Stryker, Ohio
Route 130 South, Bridgeport, NJ
1789 Transelco Drive, Pen Yan, NY
510 E. Central Avenue, Fort Worth, Texas

C. Properties to be mortgaged by September 30, 2006:

1200 Gladstone Bldg 4, Waukegan, Ill
1200 Gladstone Bldg 4A/4B, Waukegan, Ill
1200 Gladstone Bldg 5, Waukegan, Ill
1200 Gladstone Bldg 6A, Waukegan, Ill
1200 Gladstone Bldg 7, Waukegan, Ill
1321 Glen Rock, Waukegan, Ill
1413 Glen Rock, Waukegan, Ill
1415 Glen Rock, Waukegan, Ill
3900 S. Clinton Road, Building B, South Plainfield, NJ
2495 S. Clinton Road Building E, South Plainfield, NJ
2501 S. Clinton Building F, South Plainfield, NJ
West Wylie Ave, Washington, PA
Peters Road, Evansville, IN
5001 Ohara, Evansville, IN

SCHEDULE IV

FOREIGN SUBSIDIARIES

Ferro (Spain) S.A.	Spain
Ferro BV	The Kingdom of Netherlands
Zibo Ferro Performance Materials Company, Limited (70%)	Peoples Republic of China
Ferro Colores SA de CV.	Mexico
Ferro Argentina SA	Argentina
Ferro Corporation (Australia) Pty Ltd	Australia
Ferro Enamel do Brasil Industria e Comercio Ltda.	Brazil
Ferro Industrial Products Ltd	Canada
Ferro Holding GmbH	Germany
PT Ferro Mas Dinamika (95%)	Indonesia
Ferro Japan K.K	Japan
Ferro Far East Ltd	Hong Kong
Ferro Mexicana SA de CV	Mexico
Ferro (Suzhou) Performance Materials Co. Ltd.	Peoples Republic of China
Ferro Taiwan Ltd	Taiwan
Ferro (Thailand) Co. Ltd.	Thailand
Ferro de Venezuela CA (51%)	Venezuela
Ferro (Great Britain) Ltd	United Kingdom